EXHIBIT 10.4

ASSET PURCHASE AGREEMENT

by and between
Hannie Development, Inc.,

a Louisiana business corporation
(“Seller”)

and

Seniors Investments II, LLC

a Delaware limited liability company

(“Buyer”)

March 31, 2016

i

11.	INTERIM OPERATIONS AND UNDERTAKINGS		34
	11.1	Conduct of Business Pending Closing	34
	11.2	Prohibited Actions	35
	11.3	Notice	37
	11.4	Access	38
	11.5	Pre-Closing Management	38

12.	FEASIBILITY AND DUE DILIGENCE		38
	12.1	Study Period	38
	12.2	Conditions to Buyer’s Investigations	39
	12.3	Special Assessments	40

13.	CONDITIONS PRECEDENT		40
	13.1	Conditions Precedent to Buyer’s Obligations	40
	13.2	Conditions Precedent to Seller’s Obligations	43
	13.3	Waiver of Conditions Precedent	44

14.	DELIVERIES AT CLOSING		44
	14.1	Seller’s Deliveries	44
	14.2	Buyer’s Deliveries	46
	14.3	Close of Escrow	46
	14.4	Duties of Escrow Holder	47

15.	CASUALTY AND CONDEMNATION		47
	15.1	Casualty	47
	15.2	Condemnation	47

16.	DEFAULT		48
	16.1	Rights	48
	16.2	Buyer Default	48
	16.3	Seller’s Default	48
	16.4	Survival	49

17.	ASSURANCES		49
	17.1	Further Assurances	49
	17.2	Access to the Records	49
	17.3	Survival	50

18.	INDEMNIFICATION		50
	18.1	Indemnification by Seller	50
	18.2	Indemnification by Buyer	50
	18.3	Period of Indemnity	50
	18.4	Notice to the Indemnifying Party	51
	18.5	Rights of Parties to Defend and Settle	51
	18.6	Limitations	52
	18.7	Reimbursement	53
	18.8	Sole and Exclusive Remedy/Distribution of Holdback Amount	53

ii

19.	COMMISSIONS		54
	19.1	Commissions	54

20.	MISCELLANEOUS		54
	20.1	Effectiveness	54
	20.2	Entire Agreement; Amendment	54
	20.3	Applicable Law	54
	20.4	Notices	55
	20.5	Waiver of Jury Trial	56
	20.6	Construction	56
	20.7	Schedules and Exhibits	56
	20.8	Severability	56
	20.9	Counterparts; Headings	56
	20.10	Facsimile or Electronic Signatures	56
	20.11	Equal Participation	56
	20.12	Exclusivity	57
	20.13	Assignment	57
	20.14	No Reliance	57
	20.15	Expenses	57
	20.16	Publicity	57
	20.17	Confidentiality	57
	20.18	Limitation on Liability	58
	20.19	Attorneys’ Fees and Legal Expenses	59
	20.20	OFAC Policy	59
	20.21	Existing Residents	60
	20.22	Simultaneous Closing	60

iii

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”), is made as of March 31, 2016 (the “Effective Date”), by and between HANNIE DEVELOPMENT, INC., a Louisiana business corporation (the “Seller”), and SENIORS INVESTMENTS II, LLC a Delaware limited liability company (“Buyer”).
RECITALS
WHEREAS, Seller is the owner of certain assets, including a licensed assisted living facility located at 203 Rue Fontaine, Lafayette, Louisiana 70508 (commonly known as “Rosewood Retirement & Assisted Living” and referred to herein as the “Business” and when discussed in the context of immovable property and Improvements thereon, the “Facility”); and
WHEREAS, Seller desires to sell to Buyer all of the assets used in the operation of the Business, and Buyer desires to purchase from Seller all of the assets used in the operation of the Business, including the Facility, the Property and all other assets used in the operation of the Business (as such terms are hereinafter defined in the Schedule of Assets)(hereinafter collectively referred to as “Assets”), on the terms and conditions hereinafter set forth, but excluding the Excluded Assets (as hereinafter defined).
NOW, THEREFORE, in consideration of the foregoing and the respective promises, representations, warranties and covenants herein contained, the parties hereto, intending to be legally bound hereby, do agree as follows:

1. DEFINITIONS
1.1    Definitions. For purposes of this Agreement the following terms shall have the meanings ascribed below:
“Accrued Employee Benefits” shall have the meaning set forth in Section 9.1.
“Act of Sale” shall have the meaning as set forth in Section 7.1.
“Affiliate” shall mean with respect to any Person, any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
“Agreement” shall mean this Asset Purchase Agreement, including all Exhibits and Schedules attached hereto or referred to herein.
“Applicable Survival Period” shall have the meaning set forth in Section 18.3.
“Approvals” shall have the meaning set forth in Section 3.1(i).
“Assets” shall have the meaning set forth in the Recitals.
“Assumed Service Contracts” shall have the meaning set forth in Section 4.1.

“Balance Sheet” shall have the meaning set forth in Section 10.1(p).
“Bill of Sale” shall have the meaning set forth in Section 7.2(c).
“Broker” shall have the meaning set forth in Section 19.1.
“Business” shall have the meaning set forth in the Recitals.
“Business Day” shall mean any day other than a Saturday or Sunday, or other day recognized as a holiday by the U.S. Government or the government of the State of Louisiana, or on which banks or similar financial institutions in Lafayette Parish are generally closed.
“Buyer Parties” or “Buyer Party” shall have the meaning set forth in Section 20.12.
“Buyer’s Certificate Regarding Conditions” shall have the meaning set forth in Section 13.2.
“Buyer’s Closing Conditions” shall have the meaning set forth in Section 13.1.
“Cap” shall have the meaning set forth in Section 18.6(a).
“Cash” shall mean all cash and bank deposits, investments in so-called “money market” funds, certificates of deposit, treasury bills and any accrued interest thereon.
“Cash Balance” shall have the meaning set forth in Section 6.1.
“Claim” and “Claims” shall have the meanings set forth in Section 18.1.
“Closing” shall have the meaning set forth in Section 5.1.
“Closing Date” shall have the meaning set forth in Section 5.1.
“Collateral Source” shall have the meaning set forth in Section 18.6(d).
“Consents” shall mean all consents, approvals, licenses, permits, orders or authorizations.
“Contracts Notice” shall have the meaning set forth in Section 4.1.
“Current Billing Period” shall have the meaning set forth in Section 6.3(d).
“Deductible” shall have the meaning set forth in Section 18.6(a).
“Deposit” shall have the meaning set forth in Section 6.1.
“DHH” shall have the meaning set forth in Section 10.1(y).
“Effective Date” shall have the meaning set forth in the Preamble.

“Employee Data File” shall have the meaning set forth in Section 1.1.
“Endorsements” shall have the meaning set forth in Section 7.2(a).
“Environmental Laws” means all laws, rules, regulations, statutes, ordinances, decrees or orders of any applicable governmental entity relating to (A) the control of any potential pollutant or protection of the air, water or land, (B) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, and (C) exposure to hazardous, toxic or other substances alleged to be harmful, and includes without limitation, (1) the terms and conditions of any license, permit, approval, or other authorization by any governmental entity, and (2) judicial, administrative, or other regulatory decrees, judgments, and orders of any governmental entity. The term “Environmental Laws” shall include the following statutes and regulations promulgated thereunder: the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., the Superfund Amendments and Reauthorization Act, 42 U.S.C. § 11011 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., the provisions governing the management of asbestos in the Occupational Safety and Health Act, 29 U.S.C. § 651, the Hazardous Materials Transportation Act, 49 U.S.C. § 1201 et seq., and any applicable Louisiana, parish or local laws and regulations analogous thereto.
“ERISA” shall have the meaning set forth in Section 10.1(s).
“ERISA Affiliate” shall have the meaning set forth in Section 9.1.
“Escrow” shall have the meaning set forth in Section 5.1.
“Escrow Agent” shall mean First American Title Insurance Company whose address is 777 South Figueroa Street, 4th Floor, Los Angeles, California 90017 (Attention: Maurice Neri).
“Exception Documents” shall have the meaning set forth in Section 7.2(a).
“Excluded Assets” shall have the meaning set forth in Section 3.2.
“Facility” shall have the meaning set forth the Recitals.
“Facility Employees” shall have the meaning set forth in Section 9.1.
“Financing” shall have the meaning set forth in Section 13.1(j).
“Financing Commitment” shall have the meaning set forth in Section 13.1(j).
“FIRPTA Affidavit” shall have the meaning set forth in Section 13.1(g).
“Governmental Authority” shall mean any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental or quasi-governmental authority or instrumentality, domestic or foreign.

“Hazardous Materials” shall mean any substance that is or contains (i) any “hazardous substance” as now or hereafter defined in §101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. §9601 et seq.) (“CERCLA”) or any regulations promulgated under CERCLA; (ii) any “hazardous waste” as now or hereafter defined in the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.) (“RCRA”) or regulations promulgated under RCRA; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. §2601 et seq.); (iv) gasoline, diesel fuel, or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non friable; (vi) polychlorinated biphenyls; (vii) radon gas; (viii) toxic or hazardous materials or substances; (ix) solid wastes, including asbestos, polychlorinated biphenyls, mercury, flammable or explosive materials; (x) radioactive materials; (xi) petroleum or petroleum products (including crude oil); (xii) medical wastes; and (xiii) any additional substances or materials that are now or hereafter classified or considered to be hazardous or toxic under or that is regulated under Environmental Laws or the common law, or any other applicable laws relating to the Property. Hazardous Materials shall include any substance, the presence of which on the Property, (A) requires reporting, investigation or remediation under Environmental Laws; (B) causes or threatens to cause a nuisance on the Property or adjacent property or poses or threatens to pose a hazard to the health or safety of persons on the Property or adjacent property; or (C) which, if it emanated or migrated from the Property, could constitute a trespass.
“Hired Employee Closing-Month Insurance Benefits” shall have the meaning set forth in Section 6.3(g).
“Hired Employees” shall have the meaning set forth in Section 6.3(g).
“Holdback Amount” shall have the meaning set forth in Section 6.1.
“Improvements” shall have the meaning set forth in Section 3.1(b).
“Indemnified Party” shall have the meaning set forth in Section 18.4.
“Indemnifying Party” shall have the meaning set forth in Section 18.4.
“Indemnity Notice” shall have the meaning set forth in Section 18.4.
“Insurance Policies” shall have the meaning set forth in Section 10.1(l).
“Intangible Property” shall have the meaning set forth in Section 3.1(d).
“Knowledge” shall mean (a) in the case of Seller, the actual knowledge of Maurice Hannie and Nicol Hannie, based upon a reasonable duty of inquiry and investigation, which individuals are the persons who would, in the ordinary course of their responsibilities as an employee or agent of Seller, receive notice from other agents or employees of Seller or from other persons or entities of any of the matters described in the representations and warranties in this Agreement which are limited by the knowledge of Seller, and (b) in the case of Buyer, the actual knowledge after due inquiry of, or actual written notice to, Carl Mittendorff, and not of any other Persons.

“Land” shall have the meaning set forth in Section 3.1(a).
“Law” or “Laws” shall mean any law, statute, regulation, code, ordinance or legally binding interpretation of any federal, state or local agency, government, authority, commission, board, bureau, administrative or other Governmental Authority.
“Leased Assets” shall have the meaning set forth in Section 7.2(d).
“Leases” shall have the meaning set forth in Section 3.1(e).
“Licenses” shall mean all licenses, permits, consents and approvals issued by a Governmental Authority to Seller relating to the Facility or the Business.
“Licensure Approvals” shall have the meaning set forth in Section 8.1.
“Losses” shall have the meaning set forth in Section 18.1.
“Material Adverse Effect” shall mean any event, circumstance, change, or effect, that, is materially adverse to (a) the business, results of operations, condition (financial or otherwise), management team, customer relationships, supplier relationships, assets, liabilities, performance or prospects of the Business as currently conducted or as currently contemplated to be conducted or (b) the ability of Seller to timely perform its obligations under the Agreement or consummate the transactions contemplated hereby provided, that none of the following shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred or would occur, (1) changes in general economic, financial market or political conditions, (2) general changes or developments in any of the industries in which the Business operates, (3) changes in any applicable Laws or interpretations thereof, (4) any failure to meet internal projections, budgets, plans or forecasts with regard to the Business, (5) any outbreak or escalation of hostilities or war or any act of terrorism, and (6) any action expressly required to be taken by Seller by the terms of this Agreement; provided, however, that any events change, circumstance or effect described in clauses (1) – (5) shall be taken into account into determining whether there has been a “Material Adverse Effect” only to the extent any such event, change circumstance, or effect has a materially disproportionate effect on Seller or the Business as compared to companies operating in the same industry as Seller or the Business.
“New Title Defect” shall have the meaning set forth in Section 7.2(a).
“Non-Residency Leases” shall have the meaning set forth in Section 3.1(e).
“Obligations” shall mean every claim, debt, liability, judgment, commitment or obligation of any nature, whether secured, recourse, non-recourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, known, unknown or otherwise.
“Operator” shall have the meaning set forth in Section 2.2.
“Party” shall mean either Buyer or Seller, as the case may be, and “Parties” shall mean both Buyer and Seller.

“Permitted Encumbrances” shall have the meaning set forth in Section 7.1.
“Person” shall mean any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Authority or other entity or juridical person whatsoever.
“Personal Property” shall have the meaning set forth in Section 3.1(c).
“Plan” shall have the meaning set forth in Section 10.1(s).
“Pre-Closing Licensure Approvals” shall have the meaning set forth in Section 11.5.
“Pre-Closing Management Structure” shall have the meaning set forth in Section 11.5.
“Property” shall have the meaning set forth in Section 3.1(b).
“Property Information” shall mean: (a) each then-effective certificate of occupancy and any other license issued by any Governmental Authority and covering the Business and/or the Property; (b) all, if any, of Seller’s and its agents’ books and records relating to the operation, maintenance and management of the Facility, including but not limited to income and expense statements for the Facility, operating statements, budgets, accounts payable listing, monthly census history, current and historical actuarial studies; (c) all, if any, plans and specifications covering the Property which are in Seller’s possession, custody, control or are known to Seller; (d) all, if any, guarantees or warranties then in effect and covering the Assets; (e) all, if any, maintenance and management agreements, license agreements or other Service Contracts relating to the Facility to which Seller or any of its predecessors in title is a party; (f) any third-party reports of any kind in Seller’s possession, custody, control or are known to Seller, relating to the Property (e.g., appraisals, studies undertaken by insurers in underwriting or considering potential insurance coverage involving the Property, title commitments and policies, surveys, environmental studies, architectural studies, engineering studies, state or local health care inspection reports, as-built surveys, as-built architectural drawings, project surveys); (g) standard forms of residency agreement, all Residents’ Residency Agreements and other Leases; (h) any citations and/or violation notices issued by any Governmental Authority; (i) tax bills and any notice of any proposed tax assessment, general or special; (j) all Waivers and any and all written correspondence and communications relating thereto; (k) Seller’s existing title policies and the most recent title commitment and survey for the Property, together with copies of all title exceptions; (l) the current rent roll attached hereto as Schedule 3.1(e)-1, a detailed delinquency report, (m) personal property inventories, (n) insurance policies (and claims history for Seller’s entire ownership period), (o) all operating contracts, (p) an electronic demographics file including the information and data described on Exhibit G (the “Employee Data File”), (q) such items as are set forth on the balance of Exhibit H and (r) any other information regarding the Property as Buyer shall reasonably request.
“Prospective Licensee” shall have the meaning set forth in Section 8.1.
“Purchase Price” shall have the meaning set forth in Section 6.1.

“Records” shall mean all resident files and charts in Seller’s possession, control, or known to Seller, relating to all services provided prior to and on the Closing Date, maintenance records, staff records, employment records (including all medical and health records and all non-medical records including evaluations, etc. subject to all applicable Laws), administrative compliance records, and all other records and documents relating to the Business, including, but not limited to, all state surveys and plans of correction, correspondence and any other written data which was utilized in connection with the operation of the Business or the Facility, provided however, Records shall not include those relating to any Excluded Assets as referenced in Section 3.2(d).
“Release” shall have the meanings set forth in CERCLA.
“Rent Roll” shall have the meaning set forth in Section 3.1(e).
“Residency Agreements” shall have the meaning set forth in Section 3.1(e).
“Residents” shall have the meaning set forth in Section 3.1(e).
“Required Permits and Licenses” shall have the meaning set forth in Section 10.1(e).
“Security Deposits” shall have the meaning set forth in Section 3.1(e).
“Seller Change Notice” shall have the meaning set forth in Section 11.3.
“Seller Employee Benefit Plan” shall have the meaning set forth in Section 9.1.
“Seller Parties” or “Seller Party” shall have the meaning set forth in Section 20.12.
“Seller Representations” shall have the meaning set forth in Section 10.1.
“Seller’s Certificate Regarding Conditions” shall have the meaning set forth in Section 13.1.
“Seller’s Obligations” shall have the meaning set forth in Section 4.2.
“Service Contracts” shall mean any contract, lease, personal property lease, license, indenture, agreement, commitment or other legally binding arrangement to which Seller is a party related to the construction, ownership, use, operation, occupancy, maintenance, repair or development of the property.
“Study Period” shall have the meaning set forth in Section 12.1.
“Survey” shall have the meaning set forth in Section 7.2(a).
“Tax” or “Taxes” shall mean all federal, state, local, foreign and other taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate franchise, income, sales, use, ad valorem, receipts, value added, profits, license, withholding, payroll, employment, excise, property, net worth, capital gains, transfer, stamp, documentary, social security, payroll, environmental, alternative minimum, occupation, recapture, unclaimed property and other taxes, and including any interest, penalties and additions imposed with respect to such amounts.
“Tax Returns” shall have the meaning set forth in Section 10.1(w).
“Tenants” shall have the meaning set forth in Section 3.1(e).
“Terminated Contracts” shall have the meaning set forth in Section 4.1.
“Title Insurer” shall mean First American Title Insurance Company whose address is 777 South Figueroa Street, 4th Floor, Los Angeles, California 90017 (Attention: Maurice Neri).
“Title Policy” shall have the meaning set forth in Section 7.2(a).
“Title Report” shall have the meaning set forth in Section 7.2(a).
“Title Review Period” shall have the meaning set forth in Section 7.2.
“WARN Act” shall have the meaning set forth in Section 9.1.
“Warranties” shall have the meaning set forth in Section 3.1(d).
“Waivers” shall mean all material waivers of or approved exceptions to compliance with any Law or similar document or instrument granted, issued or approved by any Governmental Authority, including without limitation, DHH, with respect to the Facility or the ownership, use or operation of the Facility or any other licensed health care use, including without limitation any physical plant waivers or approved exceptions. Seller will provide Buyer a copy of all Waivers.
“Written Request” shall have the meaning set forth in Section 18.8(b).
1.2    Louisiana Definitions. In addition, for purposes of this Agreement, references to “real property” will include immovable property, references to “personal property” will include movable property, references to “incorporeal” property will include incorporeal property, references to “corporeal” property will include tangible property, references to “easements” will include servitudes, references to “buildings” will include other constructions under Louisiana law and references to counties will include parishes.
2. SALE AND PURCHASE AGREEMENT
2.1    Agreement to Sell and Purchase. Subject to the terms and conditions of this Agreement and in consideration of the Purchase Price, on the Closing Date, Seller shall sell, transfer, convey and assign to Buyer (or Operator as provided in Section 2.2), and Buyer (or Operator) shall purchase from Seller, all of the Assets other than the Excluded Assets free and clear of any and all liens, claims, charges, pledges, security interests or other encumbrances of any kind or nature whatsoever, except for the Permitted Encumbrances.
2.2    Assignability of Certain Assets . The rights of Buyer to acquire some or all of the right, title or interest of Seller in and to certain of the Assets may be assigned or transferred to an Affiliate of Buyer which will operate the Business (the “Operator”). In no event shall any assignment permitted hereunder relieve Buyer or Seller from any obligations contained herein or undertaken pursuant hereto. Subject to the foregoing provisions of this Section 2.2, this Agreement shall be binding on and inure to the benefit of the Parties and their respective successors and assigns in interest hereunder.
3. ASSETS AND EXCLUDED ASSETS
3.1    Assets. Without limiting the generality of Section 2.1, AND EXCEPT WITH REGARDS TO THE EXCLUDED ASSETS WHICH ARE EXCLUDED FROM THIS SALE AND WHICH SHALL NOT BE CONVEYED TO BUYER, the Assets to be purchased by Buyer at the Closing include all of Seller’s available right, title and interest in all assets and properties owned by Seller and used by Seller in connection with the Business on the date hereof and on the Closing Date (all of which are purchased, subject to the Seller Representations on an AS IS, WHERE IS basis), including:
(a)    The parcels of real property described in Schedule 3.1(a) attached hereto, together with all mineral rights, air rights and water rights owned by Seller and all right, title and interest in any real property contiguous thereto which lies within the dedicated area of any public road or alley, open or closed, to the center line there at, and all rights, ways, privileges, interest, servitudes, easements, licenses, hereditaments, appurtenances and advantages appertaining to the immovable property (collectively, the “Land”);
(b)    All buildings, improvements, component parts, and other improvements and fixtures in, on or to the Land, including, without limitation, the Facility (collectively, the “Improvements”) and together with the Land, the “Property”);
(c)    All of Seller’s right, title and interest in and to all tangible personal property owned by Seller and now or hereafter located on or in, stored for future use with, or used in connection with, the Property, excluding the Excluded Assets (collectively, the “Personal Property”), including, without limitation:
(I)    All apparatus, computer equipment and software and hardware, machinery, vehicles (but only the titled vehicles specifically listed on Schedule 3.1(c), attached hereto), furniture, fixtures, equipment and other items of personal property which is utilized for the operation, maintenance or occupancy of the Facility, including, but not limited to, all interior and exterior window treatments and floor, wall and ceiling coverings, partitions, doors and hardware, elevators, heating, plumbing and ventilating apparatus, gas, electric and steam fixtures, chutes, ducts and tanks, heaters, incinerators and boilers, air-cooling and air-conditioning equipment, lavatory fixtures; tools, building supplies, lobby decorations, kitchen appliances, and all additions thereto and replacements of the same, subject to Section 7.2(c) below);
(II)    All medical apparatus, furniture, fixtures, equipment, vehicles and other items of property owned by Seller on the Closing Date;
(III)    All Records relating to the Assets;

(IV)    All consumable inventories of every kind and nature whatsoever owned by Seller, including, but not limited to, all pharmacy supplies, medical supplies, or equipment, office supplies, other supplies and foodstuffs, which are located at the Facility, except to the extent used or consumed by Seller in connection with the Business in the ordinary course of business;
(d)    To the extent assignable, all right, title and interest in, to and under all intangible property now or hereafter owned by Seller and used in the ownership, use, operation, occupancy, maintenance or development of the Property or Personal Property (collectively, the “Intangible Property”), including, without limitation:
(I)    All proceeds of any award made for a taking of all or any part of the Land or the Improvements by any Governmental Authority pursuant to the exercise of its power of eminent domain;
(II)    All assignable or transferable warranties and guaranties presently in effect from contractors, suppliers or manufacturers of personal property installed in or used in connection with the Property or any work performed or improvements included as a part of the Property (collectively, the “Warranties”);
(III)    All claims, causes of action and other legal rights and remedies of Seller, but not Seller’s Obligations, whether or not known as of the Closing Date, relating to or in connection with Seller’s ownership of the Assets or necessary to preserve for the benefit of Buyer full rights to the Assets, but excluding causes of action and other legal rights and remedies of Seller (A) against Buyer with respect to the transactions contemplated by this Agreement, or (B) relating exclusively to the Excluded Assets;
(IV)    All environmental reports, hydrology studies, ADA surveys, soil reports, utility agreements, construction, equipment, facility names, development rights and approvals, permits, approvals, plans, drawings, specifications, surveys, maps, engineering reports, assignable insurance proceeds, litigation records, maintenance records, and all other intangible rights used in connection with or relating or pertaining to the ownership of the Facility;
(V)    To the extent assignable and transferrable, all licenses, authorizations, approvals and permits issued by any Governmental Authority relating to the operation, use, occupancy or maintenance of the Facility, (collectively, the “Approvals”);
(VI)    All goodwill relating to the operation of the Facility and the Business;
(VII)    The Business and the assumed or d/b/a names associated with the Business;
(VIII)    All admission phone numbers, websites, domain names and intangible personal property used in the Business; and

(e)    all of Seller’s right, title and interest in, to and under any agreement (including any lease) between a Resident of the Facility, on the one hand, and Seller, on the other hand as set forth on the Rent Roll (the “Rent Roll”) attached as Schedule 3.1(e)-1 (collectively, the “Residency Agreements”), and any real property leases, if any, relating to any premises located at the Facility other than the Residency Agreements, as set forth on the attached Schedule 3.1(e)-2 (collectively, the “Non-Residency Leases”), including any right, title and interest of Seller in and to any subleases with respect thereto, and including all amendments or modifications thereto or supplements thereof, covering all or any portion of the Facility (such Residency Agreements and Non-Residency Leases being referred to, collectively, as the “Leases”, and all persons or entities occupying the Property or any part thereof pursuant to Residency Agreements, the “Residents” and all persons or entities occupying the Property or any part thereof pursuant to the Non-Residency Leases, the “Tenants”), together with all deposits held in connection with the Leases, if any, including, without limitation, all unapplied security deposits, prepaid rent, guaranties, letters of credit and other similar charges and credit enhancements providing additional security for the Leases, as set forth on the attached Schedule 3.1(e)-3 (“Security Deposits”);
(f)    All other assets of the Business and Facility, subject to Section 3.2 below.
3.2    Excluded Assets. It is expressly agreed that Seller shall retain and Buyer shall not acquire the following assets on the date hereof or as of the Closing Date (the “Excluded Assets”):
(a)    All Cash and all cash-like assets;
(b)    All deposits (other than the Security Deposits, if any), accounts receivable and other amounts due from any Person to Seller relating to the period prior to the Closing Date;
(c)    All minute books, charter documents, stock record books, books and records pertaining to the organization, existence or capitalization of Seller, including, for the avoidance of doubt, all financial, accounting and Tax records of or relating to Seller; provided that all such items relating to the Assets shall not be deemed Excluded Assets;
(d)    All books and records relating solely to any Excluded Assets;
(e)    All assets consumed or otherwise disposed of by Seller in the ordinary course of business and in accordance with this Agreement prior to the Closing;
(f)    All prepaid assets or refunds or credits of Taxes for any period prior to the Closing Date;
(g)    All cash reserves of Seller held by its existing lenders, including, without limitation, capital expenditure, property tax and insurance reserves; and
(h)    Legal names of Seller in order to finish cost reports, tax returns and other reporting requirements, but not to conduct business;

(i)    All of Seller’s interest in vehicles and other assets specifically listed on Schedule 3.2(i);
(j)    That certain cellular telephone titled in the name of Seller and utilized by Nicol Hannie, an owner of Seller.
Notwithstanding the foregoing, on or before the Closing Date, Buyer may request copies of those certain photographs and portraits set forth on Schedule 3.2(i) (the “Family Photo Copies”), which copies shall be prepared by Seller at Buyer’s cost and expense and provided to Buyer on or before the Closing Date.
4. OBLIGATIONS
4.1    Service Contracts; Assigned Contracts. Seller shall provide to Buyer a copy of all Service Contracts in accordance with Section 12.1(a). A list of the Service Contracts is attached as Schedule 4.1 hereto. Upon request from Buyer prior to the Closing, Seller shall provide copies of invoices for such Service Contracts for the previous three months within five (5) business days of such request. To the extent any of the Service Contracts are assignable by Seller, on or before the Closing Date, Buyer shall have the right to designate by written notice to Seller (the “Contracts Notice”) those Service Contracts which are to be assigned to Buyer by Seller at the Closing (the “Assumed Service Contracts”). All Assumed Service Contracts shall be listed on a Schedule to the Assignment of Contracts and Leases. All Service Contracts that are not Assumed Service Contracts (the “Terminated Contracts”) shall be terminated at Closing by Seller whereupon the Terminated Contracts shall not be assigned to, or assumed by, Buyer. To the extent that any Terminated Contracts require payment of a penalty or premium for cancellation, Seller shall be solely responsible for the payment of any such cancellation fees or penalties. If Buyer fails to deliver the Contracts Notice on or before the Closing Date, all Service Contracts shall be Terminated Contracts. Buyer agrees to assume the obligations arising under the Assumed Service Contracts and relating solely to the period on and after the Closing Date. Seller shall indemnify Buyer for all matters arising under the Assumed Service Contracts prior to the Closing Date. Buyer shall indemnify Seller for all matters arising under the Assumed Service Contracts on or after the Closing Date. Notwithstanding the foregoing and as more fully set forth under Section 4.2 below, nothing herein shall be construed to require Buyer to assume any debt or liability of Seller arising out of or related to services provided or events existing prior to the Closing.
4.2    Seller’s Obligations. Notwithstanding anything to the contrary contained herein, Seller shall exclusively retain all liabilities for, and in no event shall Buyer assume, perform or be responsible for, any Obligations of Seller arising out of or relating to the ownership, use, management, or operation of the Property prior to the Closing Date, including, without limitation, the following (collectively, “Seller’s Obligations”): (a) any claim by any employee of Seller, or the Business for severance or other compensation in connection with the termination of such employment, whether as a result of the transactions contemplated herein or otherwise, (b) any malpractice or other tort claim to the extent such claim is related to the period prior to the Closing Date, (c) any claim for breach of contract to the extent related to the period prior to the Closing Date, (d) any accounts payable, Taxes, or other Obligation of Seller to pay money payable or accrued for the period prior to the Closing Date, (e) any other Obligation of Seller with respect to the Assets or the Business solely arising prior to the Closing Date, or based solely on acts or omissions of Seller (or on behalf of Seller), (f) any obligations of Seller under any leases, contracts, agreements, licenses or permits due and payable or accrued for the period prior to the Closing Date, (g) any claim for personal injury or property damage to a person (other than Seller or any Person claiming by or through Seller, and other than in connection with any matter for which Buyer is obligated to indemnify Seller pursuant to this Agreement) and (h) all liabilities, debts, obligations and accounts payable of Seller existing or arising from services provided prior to and up to the Closing Date.
5. CLOSING
5.1    Closing. The “Closing” means the exchange of money and documents pursuant to Sections 14.1 and 14.2 as described herein and, which, will be deemed to have occurred when the applicable documents and funds, subject to the holdback provided herein, have been delivered into and released from Escrow in accordance with this Agreement. The Closing shall be consummated by the Parties’ delivery of the instruments and documents described in Sections 14.1 and 14.2 to the Escrow Agent who is to hold such instruments and documents in escrow (the “Escrow”) and deliver them to the Parties as provided in Section 14.3. The Closing shall occur (A) on the later of (i) thirty (30) days after the expiration of the Study Period, (ii) thirty (30) days after Seller has provided to Buyer the final Employee Data File and (iii) thirty (30) days after Buyer has conducted its on-site “onboarding” meeting with employees, or (B) such earlier date as is requested by Buyer; provided, however, that if the Closing is scheduled to occur on a day other than the last business day of a calendar month, the Closing Date shall be the last business day of such calendar month. Notwithstanding the foregoing, the Closing shall be subject to the following Buyer extension rights: (X) so long as Buyer is using commercially reasonable efforts to obtain the Financing, Buyer shall have the right to extend the Closing Date for a period of up to an additional sixty (60) days to provide Buyer additional time to obtain the Financing (or such shorter period of time that is actually required for Buyer to obtain the Financing) and (Y) so long as Buyer is using commercially reasonable efforts to procure the Licensure Approvals, Buyer shall have the right to extend the “Closing Date” (as hereinafter defined) until the date five (5) business days after the date that Buyer has procured all such Licensure Approvals (the Closing Date again to occur on the last business day of a calendar month as provided in the immediately prior sentence). Notwithstanding the foregoing, if on the date that is sixty (60) days after the scheduled Closing Date (the “Outside Closing Date”), the Licensure Approval Condition has not been satisfied, Buyer shall have the right, in its sole discretion, to terminate this Agreement for a failure of such Closing Condition, in which event the Deposit shall be returned forthwith to Buyer. The date on which the Closing occurs as provided in this Agreement as described herein is called the “Closing Date.” For all purposes under this Agreement, the Closing shall be deemed to have occurred at 12:00:01 a.m. local time (i.e., in the time zone where the Property is located) on the Closing Date.
6. PURCHASE PRICE; ALLOCATION; RECORDATION COSTS; PRORATIONS
6.1    Purchase Price. Provided Buyer has completed the Study Period to its sole satisfaction and has not terminated this Agreement under Section 12 and all other conditions under Section 13 hereunder have otherwise been met, and subject to any Proration as set forth herein, Buyer shall pay Ten Million Six Hundred Forty Two Thousand Five Hundred Dollars

($10,642,500.00) to Seller as the purchase price for the Assets (the “Purchase Price”). Buyer shall deposit into Escrow, Twenty Five Thousand Dollars ($25,000.00) (together with any other increases in the Deposit as provided herein, the “Deposit”) within three (3) Business Days of execution of this Agreement by all Parties, and, unless this Agreement is sooner terminated, Seventy Five Thousand Dollars ($75,000.00) within two (2) Business Days after the expiration of the Study Period, in an interest-bearing account with the Escrow Agent. The Deposit is not “earnest money” within the meaning of Louisiana law, but is to be held and disposed of in accordance with the provisions of this Agreement. The Deposit shall be held by Escrow Agent in a non-commingled, FDIC-insured account in accordance with the escrow provisions set forth on Schedule 6.1(a) attached hereto. Interest on such account shall be credited to Buyer’s account and deemed to be part of the Deposit. In the event of the consummation of the purchase and sale of the Property as contemplated hereunder, the Deposit shall be paid to Seller and credited against the Purchase Price on the Closing Date. In the event the sale of the Assets is not consummated because of (a) a Seller default, (b) the termination of this Agreement by Buyer in accordance with any right to so terminate provided herein, or (c) the failure of any of Buyer’s Closing Conditions to occur, then the Deposit shall be immediately and automatically paid over to Buyer without the need for any further action by either Party hereto. The sole remedy for a failure by Buyer to deliver any or all of the Deposit as and when required hereunder shall be for Seller to terminate this Agreement. Any Deposit shall be held and disbursed strictly in accordance with the terms and conditions of this Agreement. All references in this Agreement to a “return of the Deposit” shall also be deemed to include a return of the “Deposit” under the Cedar Agreement.
Except for the One Hundred Dollars ($100.00) to be paid to Seller as provided in the next sentence, the Deposit shall be fully refundable to Buyer should Buyer terminate this Agreement at any point during the Study Period. Notwithstanding anything in this Agreement to the contrary, if the Deposit is refunded to Buyer for any reason other than Seller’s default under this Agreement, One Hundred Dollars ($100.00) of the Deposit shall be paid to Seller as an option fee and as consideration for the rights granted to Buyer under this Agreement. If the Closing does occur, the Deposit shall be applied towards the Purchase Price. At the Closing, Buyer shall pay to Seller, in cash, the Purchase Price, less; (i) the sum of the Deposit, (ii) plus or minus the prorations as calculated under Section 6.3, and (iii) Four Percent (4%) of the Purchase Price to be held by the Escrow Agent (the “Holdback Amount”) pursuant to the terms and conditions of a Holdback Escrow Agreement (“The Holdback Escrow Agreement”), in the form attached hereto as Exhibit E to be entered into by Buyer, Seller and Escrow Agent (the Purchase Price less the Deposit, the Prorations and the Holdback Amount being the “Cash Balance”), by wired funds received by the Escrow Agent at or before the close of business on the Closing Date in accordance with written wiring instructions provided to Buyer by the Escrow Agent.
6.2    Recordation and Closing Costs. The cost of any and all title-curative costs and associated parish recording fees incurred in connection with same, if any, any title-curative costs which Seller has expressly agreed to pay in accordance with Section 7.2(a) or (b), and any sales and use tax (if any) which exceeds the Buyer Portion shall be paid by Seller. Buyer shall pay any sales and use tax (if any) up to a maximum amount of $10,000 (the “Buyer Portion”), the cost of recording fees of the Act of Sale, the title insurance premium, survey costs, appraisals and one-hundred percent (100%) of any escrow fees to hold the Deposit. Buyer shall pay the escrow/settlement fees due Escrow Agent or other mutually acceptable settlement agent assisting with the Closing. Seller and Buyer shall each be responsible for their own legal fees and the amount of net adjustments (as described below), if any and Buyer shall be responsible for the cost of any appraisers engaged by Buyer. Buyer shall be responsible for any and all taxes, title and license fees necessary to transfer title to the vehicles purchased from Seller to Buyer and more specifically described on Schedule 3.1(c).
6.3    Prorations. The following prorations shall be made at the Closing between Seller and Buyer through escrow, computed as of the Closing Date. To the extent required to give effect to the Prorations and provisions set forth herein, this Section 6.3 shall survive the Closing.
(a)    Taxes. The Parties acknowledge and agree real estate taxes and personal property taxes are paid with respect to a calendar year. Seller shall pay, on or prior to Closing, any and all delinquent real estate and personal property taxes and assessments with respect to the Property. General real estate taxes and personal property taxes applicable to the year in which the Closing occurs, or to any prior year, and which are due or accrue during the year in which the Closing occurs and constitute a lien on the Property or which become a lien on the Property during the year in which the Closing occurs shall be prorated with respect to the Property as of the date of the Closing; provided, however, that Seller shall pay on or before Closing the full amount of any bonds or assessments against the Property, if any, including interest payable therewith, and including any bonds or assessments that may be payable after the Closing Date that are a result of or relate to the construction or operation of any Improvements or any public improvements that serve only the Property. If after the Closing there is any retroactive increase in the real or personal property taxes or assessments imposed on the Property: (i) if such increase relates to the tax year in which the Closing occurred, then such increase shall be prorated by Seller and Buyer on a per diem basis based on their respective periods of ownership during the period to which such increase applies, (ii) if such increase relates to any tax year subsequent to the tax year which the Closing occurred, then such increase shall be the obligation of Buyer, and (iii) if such increase relates to any tax year prior to the tax year in which the Closing occurred, then such increase shall be the obligation of Seller. Taxes and assessments for the year of the Closing, due and payable in the year following the Closing, shall be prorated on a calendar year basis as of the Closing Date; if such amount cannot be then ascertained, proration shall be based upon the amount of the taxes for the preceding year. In the event that, after the Closing Date, any of such taxes, charges or assessments shall be increased or reduced, there shall be an adjustment and any deficiency or overpayment paid immediately upon notice to the other party.
(b)    Utilities. Gas, water, electricity, heat, fuel, sewer and other utilities expenses that cannot be canceled at Closing shall be prorated as of the date immediately preceding the Closing Date on the basis of the most recent meter reading occurring prior to Closing (dated not more than fifteen (15) days prior to the Closing Date). If the Parties are unable to obtain current meter readings as of the Closing Date, such expenses shall be estimated as of the Closing Date on the basis of the prior operating history of the Property, and the Parties mutually agree to cooperate in transferring all utility accounts, if permissible, to Buyer’s or its manager’s name as of the Closing Date. Notwithstanding the foregoing, if and to the extent that water and/or sewer charges are a lien against the Property, such charges shall be prorated as of the Closing Date. Buyer shall open up new accounts in its name or its manager’s name for utility contracts and make new deposits or provide letters of credit, as required.
(c)    Insurance Premiums. All insurance policies relating to the Property or the Business currently maintained by Seller shall be terminated on the Closing Date and Buyer shall thereafter maintain its own policies on the Property and the Business. If and to the extent Seller is entitled to any refund on the premiums paid by Seller, such refunds shall be paid to and remain the property of Seller.
(d)    Operating Expenses. All operating expenses (including all charges under the Assumed Service Contracts and agreements assumed by Buyer) shall be prorated, and as to each service provider, operating expenses payable or paid to such service provider in respect to the billing period of such service provider in which the Closing occurs (the “Current Billing Period”), shall be prorated on a per diem basis based upon the number of days in the Current Billing Period prior to the Close Date and the number of days in the Current Billing Period from and after the Closing Date, and assuming that all charges are incurred uniformly during the Current Billing Period. If actual bills for the Current Billing Period are unavailable as of the Closing Date, then such proration shall be made on an estimated basis based upon the most recently issued bills, subject to readjustment upon receipt of actual bills. In the event Seller has prepaid amounts under Assumed Service Contracts, such amounts shall be prorated at Closing.
(e)    Rents. Buyer will receive a credit at Closing for all rents and other revenue generated from the ownership and operation of the Property collected by Seller prior to the Closing Date and allocable to the period from and after the Closing Date based upon the actual number of days in the month. No credit shall be given to Seller for accrued and unpaid rent or any other non-current sums due from Residents or Tenants until these sums are paid, and Seller shall, subject to the last sentence of this paragraph, retain for thirty (30) days after the Closing Date, the right to receive any such rent collected by Buyer for the benefit of Seller; provided Seller has no right to directly collect, contact or sue to evict any tenants or terminate any Leases. Buyer shall cooperate with Seller after the Closing Date to collect any rent under the Leases which has accrued as of the Closing Date; provided, however, Buyer shall not be obligated to sue any Residents or Tenants or exercise any legal remedies under the Leases or to incur any expense over and above its own regular collection expenses. All payments collected from Residents and Tenants after the Closing Date shall first be applied to the month in which the Closing occurs, then to any rent due to Buyer for the period after the Closing Date through the month in which such payment was made, and finally to any rent due to Seller for the period prior to Closing Date.
(f)    Employee Costs. Seller shall fund the cost of benefits to those Facility Employees to whom Buyer offers employment in accordance with this Agreement and who accept such offer of employment (“Hired Employees”) for the entire calendar month in which the Closing occurs (collectively, the “Hired Employee Closing-Month Insurance Benefits”), and the aggregate cost of such Hired Employee Closing-Month Insurance Benefits shall be prorated between Buyer and Seller based on the day of such month that the Closing occurs. Further, except for “Accrued Employee Benefits” (as hereinafter defined), for which Buyer shall receive a credit at Closing, there shall be no other adjustment for wages, vacation pay, pension and welfare benefits and other fringe benefits of all persons employed by Seller at the Facility; it being the intent of the parties that Buyer shall have no liability or obligation with respect to any employee of Seller prior to Closing.
6.4    Calculation; Reproration. Escrow Agent shall prepare and deliver to Buyer no later than three (3) business days prior to the Closing Date an estimated closing statement which shall set forth all costs payable, and the prorations and credits provided for in this Agreement. Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and adjusted when the information is available in accordance with this subsection. The Parties shall attempt in good faith to reconcile any differences or disputes regarding such estimated closing statement no later than one (1) business day before the Closing Date. The estimated closing statement as adjusted as aforesaid and approved in writing by the Parties (which shall not be withheld if prepared in accordance with this Agreement) shall be referred to herein as the “Closing Statement”. If the prorations and credits made under the Closing Statement shall prove to be incorrect or incomplete for any reason, then either Party shall be entitled to an adjustment to correct the same; provided, however, that any adjustment shall be made, if at all, one hundred eighty (180) days after the Closing Date, and if a Party fails to request an adjustment to the Closing Statement by a written notice delivered to the other Party within the applicable period set forth above (such notice to specify in reasonable detail the items within the Closing Statement that such Party desires to adjust and the reasons for such adjustment), then the prorations and credits set forth in the Closing Statement shall be binding and conclusive against such Party. Any amounts due under Section 6 which cannot be determined prior to Closing shall be reconciled as soon as possible thereafter as such amounts can be determined, and the Parties shall have the right to audit the applicable records of each other in connection with any such post-Closing reconciliation.
6.5    Items Not Prorated. Seller and Buyer agree that (a) on the Closing Date, the Title Company shall have received, or shall have made satisfactory arrangements to receive post-funding, a duly executed release of lien to be recorded in the real property of the parish where the Property is located, with respect to each mortgage or deed of trust encumbering the Property; (b) none of the insurance policies relating to the Property will be assigned to Buyer and Buyer shall be responsible for arranging for its own insurance as of the Closing Date; and (c) utilities, including telephone, electricity, water and gas, shall be read not more than fifteen (15) days prior to the Closing Date and Buyer shall be responsible for all the necessary actions needed to arrange for utilities to be transferred to the name of Buyer on the Closing Date, including the posting of any required deposits and Seller shall be entitled to recover and retain from the providers of such utilities any refunds or overpayments to the extent applicable to the period prior to the Closing Date, and any utility deposits which it or its predecessors may have posted. Accordingly, there will be no prorations for debt service, insurance or utilities. In the event a meter reading is unavailable for any particular utility, such utility shall be prorated in the manner provided in Section 6.3(b) above.
6.6    Indemnification. Buyer and Seller shall each indemnify, protect, defend and hold the other harmless from and against any claim in any way arising from the matters for which the other receives a credit or otherwise assumes responsibility pursuant to this Section 6.
6.7    Survival. This Section 6 shall survive the Closing.

7. TITLE AND POSSESSION
7.1    Act of Sale. At the Closing, Seller shall convey merchantable title to the Property to Buyer in full ownership, by an Act of Sale in the form attached to this Agreement as Exhibit A hereto (the “Act of Sale”),subject only to the operation and effect of the following:
(a)    Real estate taxes and assessments (both general and special) for the current year which are not yet due and payable;
(b)    Matters of title described in the Title Report approved by Buyer in accordance with this Agreement; and
(c)    Matters affecting the condition of title to the Property created by or with the written consent of Buyer.
The items listed in clauses (a) through (c) are, collectively, the “Permitted Encumbrances.”
7.2    Title.
(a)    Title Binder. Seller shall provide to Buyer, in accordance with Section 12.1(a), a copy of the following to the extent the same are within Seller’s possession: (i) all currently effective title insurance policies and copies of all exceptions, and (ii) plats and surveys in their possession that relate to the Property and the Facility. Buyer shall have the right to secure, at its sole cost and expense the following: (1) recent ALTA/ACSM Land Title survey for the Property (the “Survey”), and (2) preliminary report on title for the Property, issued by Title Insurer, which preliminary report shall contain a commitment of the Title Company with results of special Tax search (collectively, the “Title Report”) to issue to Buyer a 2006 ALTA form of Owner’s Policy of Title Insurance (with the general exceptions deleted), subject only to such exceptions as Buyer shall have approved pursuant to this Section 7.2(a) (the “Title Policy”) insuring the interest of Buyer in the Property in the amount of the Purchase Price or such lesser amount attributable to the Property, as identified by Buyer, in its discretion. The Title Policy shall provide full coverage against all labor, mechanics’ and materialmen’s liens, and contain such endorsements as Buyer may reasonably require, including any endorsements required as a condition to Buyer’s approval of any title exceptions pursuant to this section (the “Endorsements”). The Title Report shall be obtained with legible copies of all recorded exceptions to title referred to therein to the extent reasonably available (the “Exception Documents”). Seller will cause all standard exceptions, other than the survey exception, to be deleted from the Title Policy at the Closing. If Buyer desires to have the survey exception deleted, Buyer shall pay all costs associated with the preparation of the Survey in a form acceptable to the agency issuing the Title Policy. Buyer shall have through the later of: (x) fifteen (15) Business Days after receipt of the Exception Documents and the Survey or (y) the end of the Study Period (the “Title Review Period”), to approve or disapprove in writing the Title Report and Survey with respect to the Property, with any such notice (the “Title Objection Notice”) of disapproval specifying the Exception Documents or other matters to which Buyer objects. The failure of Buyer to approve any lien or other matter reflected in the Title Report or Survey with respect to the Property within the required time shall be deemed disapproval by

Buyer thereof and the same shall be deemed an objection. Within five (5) business days after receipt of the Title Defect Notice, Seller will notify Buyer which of the Title Defects, if any, that Seller agrees to cure at or before Closing. If Seller fails to give such notice within such five (5) business day period, Seller shall be deemed to have elected not to satisfy the Title Defects. At or before Closing, Seller covenants and agrees to satisfy any and all Title Defects which Seller agreed to satisfy as set forth above. Notwithstanding anything herein to the contrary, at or before Closing, Seller covenants and agrees (i) to pay in full all ad valorem taxes and assessments of any kind constituting a lien against the Property, (ii) to cause to be released any mortgages, deeds of trust, or deeds to secure debt which encumber the Property, and (iii) to cause to be cancelled and discharged (1) any mechanics’, contractors’ or similar liens which encumber the Property as of the date of Closing (except for any such liens which arise by, through or under Buyer, its contractors or consultants, which Seller shall have no obligation to remove), (2) any judgment liens which encumber the Property or (3) any other monetary encumbrances, assessments and/or indebtedness (the matters referenced in the foregoing clauses (i) through (iii) are collectively referred to herein as “Monetary Liens”), regardless of whether Buyer objects to such Monetary Liens. In the event that Seller fails to cure any such Monetary Lien at Closing, Buyer shall be entitled, but in no event obligated, to pay such amount to the holder thereof as may be required to pay and cancel same, and to credit against the Purchase Price the amount so paid. In no event shall a Monetary Lien constitute a Permitted Encumbrance hereunder. In the event Seller does not elect (or is deemed not to have elected) to satisfy or cure any Title Defect of which it is notified, or in any event, Seller fails to cure or remove any Title Defect which Seller agrees or is required to cure, then within ten (10) days after receipt of notice of Seller’s election (or ten (10) days after the expiration of Seller’s five (5) day notification period if Seller does not issue notice of election), Buyer shall, by written notice to Seller, elect either (a) to close the transaction contemplated hereby without any deduction in the Purchase Price (but without prejudice to Buyer’s right, in its sole discretion, to elect to cure outstanding Monetary Liens at Closing, as set forth herein) or (b) to terminate this Agreement without further liability whatsoever, whereupon Escrow Agent shall refund the balance of the Deposit to Buyer, this Agreement shall terminate and the parties shall have no further rights or obligations hereunder (except for such rights and obligations which expressly survive the termination hereof). Buyer’s failure to elect either such option in writing at or prior to expiration of the applicable ten (10) day period shall be deemed to be an election to take the action described in the foregoing clause (b). If Buyer elects to take the action described in clause (a) of the previous sentence, then any Title Defect which Seller does not agree to cure at or before Closing shall be a Permitted Encumbrance, and any Title Defect which Seller does agree to cure shall not be a Permitted Encumbrance. Buyer shall have the right to re-examine title to the Property through the date of Closing. If at any time prior to the Closing Date, Buyer receives a new, updated or supplemental Title Report or Survey and such new, updated or supplemental Title Report or Survey discloses one or more Title Defects that are not Permitted Exceptions (in each case, a “New Title Defect”) and any New Title Defect is unacceptable to Buyer, Buyer may, within five (5) business days after receiving such new, updated or supplemental Title Report or Survey, as the case may be, deliver to Seller another written notice of Buyer’s objections with respect to any New Title Defect only and the process described in this Section shall apply thereto. If any of the time periods set forth in this section extend beyond the expiration of the Study Period, Buyer shall nevertheless be afforded any rights (including termination of this Agreement and return of the Deposit) on the terms set forth in this Section.

(b)    Title. Seller shall transfer good and marketable title to the Property to Buyer, subject only to the Permitted Encumbrances, which title shall be insurable by the Title Insurer at standard rates. Seller shall discharge any mortgage liens, monetary liens, judgment liens or any other lien or encumbrance against the Property at or prior to Closing, except for Permitted Encumbrances.
(c)    Personal Property. At the Closing, Seller shall sell, assign, convey, transfer, and set over to Buyer (or Operator, at Buyer’s election) good and marketable title to all of the Assets other than the Property (subject to any leases thereof as herein disclosed to Buyer), including the Personal Property and the Intangible Property, by a bill of sale in substantially the form attached hereto as Exhibit B (the “Bill of Sale”). All Personal Property and Intangible Property shall be transferred to Buyer, Operator, or as otherwise elected by Buyer, at Buyer’s option, free and clear of liens, claims, or encumbrances of any kind or nature, without payment of any consideration beyond the Purchase Price set forth in this Agreement.
(d)    Seller hereby agrees to defend and indemnify and hold Buyer, its successors and assigns, Operator, and their Affiliates, harmless against any liability incurred because of any non-payment of any Tax which may be imposed upon the sale of any Personal Property, but specifically excluding any sales and/or use tax on any vehicles purchased by Buyer from Seller. The parties’ rights and obligations under this Section 7.2(d) shall survive the Closing. All assets which Seller leases and uses in the conduct of the operations of the Business are set forth on Schedule 7.2(d) (the “Leased Assets”), and Seller shall assign any leases of Leased Assets to Buyer at the Closing solely if requested by Buyer.
(e)    Contracts and Leases. At the Closing, Seller and Buyer shall execute and deliver an Assignment of Contracts and Leases substantially in the form attached hereto as Exhibit C (the “Assignment of Contracts and Leases”), by which Seller shall assign to Buyer all of Seller’s right, title and interest in and to the Assumed Service Contracts and the Leases.
8. CHANGE OF OWNERSHIP OF THE FACILITY
8.1    Licensure Approvals. Seller has advised Buyer that Seller currently has and maintains all applicable Required Permits and Licenses as are necessary to operate the Business at the Facility in accordance with all applicable Laws. All Required Permits and Licenses are set forth on Schedule 8.1. To the extent that the transfer of the Assets as contemplated by this Agreement requires that Buyer or Operator or any manager engaged by either of them, as the case may be (the “Prospective Licensee”) obtain certain Approvals and licenses of Governmental Authorities necessary to own, possess, occupy, manage, or operate the Business or the Facility (collectively, the “Licensure Approvals”) in order for Buyer to consummate this Agreement, (i) Buyer shall no later than three (3) days prior to Closing cause the Prospective Licensee(s) to commence actions to file all applications and to take all necessary steps required to obtain such Licensure Approvals and (ii) Seller shall reasonably cooperate with the Prospective Licensees and do all things reasonably practicable to assist each Prospective Licensee in its efforts to obtain any such Licensure Approvals in the name of the Prospective Licensee as soon as reasonably practicable. Seller, at no out of pocket cost or expense to Seller, shall cooperate with each Prospective Licensee prior and subsequent to the Closing in connection with the licensing process. Notwithstanding the foregoing, Seller shall be fully responsible to cure any licensure or regulatory findings or deficiencies relating to the Business or any aspect of the Property or the Facility, its management or operations related to the period prior to the Closing Date. Closing is subject to the Licensure Approval Condition, as more specifically set forth in Sections 13.1(i). Seller further agrees to assist each Prospective Licensee in any post-Closing transition with respect to the Licensure Approvals for a period up to sixty (60) days after the Closing Date.
9. EMPLOYEES
9.1    In General. Seller has provided Buyer with a complete and accurate list of all employees (“Facility Employees”) by position and the annual salary, benefit entitlements (if any) and other compensation payable to each Facility Employee. All of the Facility Employees are at-will employees of Seller.
Seller shall terminate all employees employed at the Facility (including without limitation the Executive Director of the Facility) effective as of the Closing Date and take such other action as may be required by any applicable laws, rules, regulations and orders so that Buyer shall have no liability for any matter concerning any employee which accrued and relates to the period occurring prior to Closing, except for accrued vacation, sick time and other accrued paid time off which information shall be provided by Seller on a schedule within ten (10) business days of the Effective Date (“Accrued Employee Benefits”) related to Hired Employees, if any, with respect to which Buyer receives a credit in accordance with the provisions of Section 6.3(g) hereof, and the transactions contemplated by this Agreement shall not result in the payment or accelerate any payment to any Facility Employees. Buyer has no obligation to hire any Facility Employees. In the event Buyer hires any employees of Seller, then Seller shall have no liability for any matter concerning any employee which accrues and relates to a period occurring from and after Closing. With respect to all Hired Employees, Seller shall maintain the Hired Employee Closing Month-Insurance Benefits, and the cost thereof shall be prorated in accordance with Section 6.3(g) hereof.
Notwithstanding any provision hereof to the contrary, Buyer shall have the right to meet with the Executive Director, accountant/bookkeeper, marketing/sales director or any other department director of the Facility at any reasonable time after the Effective Date of this Agreement to discuss operational and other issues concerning the Facility (but not employment arrangements or offers of employment until after the expiration of the Study Period) and to review the Facility’s books and records. In addition, from and after the expiration of the Study Period, Buyer (and its prospective property manager) may meet with any employee at the Facility to discuss employment arrangements and operational and other issues concerning the Facility with any employee and Buyer’s property manager may, but shall have no obligation to, make offers of employment to any employee contingent upon Closing occurring hereunder and otherwise upon such terms and conditions of employment, compensation and benefits as Buyer shall determine in its sole discretion. Additionally, Buyer shall have the right to conduct on-site “onboarding” meetings with employees at least thirty (30) days prior to the date that any Hired Employees would commence employment with Buyer and, at or in connection with such “onboarding” meetings, Buyer shall be permitted to distribute to such employees a form to be executed by such employees which allows Buyer to receive and retain a hard copy of the actual employment files (personnel, medical, etc.) retained by such employees’ current employer;

provided, however, that each such employee shall have the option of declining to sign such form. With respect to each employee who executes the form, the applicable files shall be provided to Buyer or its manager at Closing.
Schedule 9.1-2 lists each Seller Employee Benefit Plan in which any Facility Employee participates. The Seller has delivered to Buyer a complete and accurate copy of each Seller Employee Benefit Plan. Seller has no current liability, contingent or otherwise under Title IV of ERISA. Within the six (6) years preceding the Closing Date, neither Seller nor any ERISA Affiliate of Seller has been a party to, or made any contributions to, any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, or any plan subject to Title IV of ERISA or Section 412 of the Code. “Seller Employee Benefit Plan” means any employee benefit plan, as defined in Section 3(3) of ERISA, or any other material benefit arrangement (including any employment or consulting agreement, any arrangement providing for insurance coverage or workers’ compensation benefits, any incentive or deferred bonus arrangement, any arrangement providing termination allowance, severance pay, salary continuation for disability or other leave of absence, supplemental unemployment benefits, lay-off, reduction in force or similar benefits, any stock option or equity compensation plan, any deferred compensation plan, any compensation policy or practice (including, without limitation sick and vacation pay policies or practices), any educational assistance arrangements or policies, any plan governed by Section 125 of the Code, any fringe benefit (including, without limitation, company cars) and any change of control arrangements or policies) that is sponsored or contributed to by Seller or by an ERISA Affiliate of Seller (or that has been maintained by such Person within the preceding six (6) years) covering Facility Employees or former employees of Seller (but only with respect to the Facility Employees or former employees at the Facility) or any of their ERISA Affiliates. “ERISA Affiliate” means any person and/or such person’s subsidiaries or Affiliates or any trade or business (whether or not incorporated) that is under common control with such person or such person’s subsidiaries or Affiliates or that is treated as a single employer with such person or such person’s subsidiaries or Affiliates under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.
Seller agrees to comply with the non-compete provisions set forth in the Non-Compete Agreement (the “Non-Compete Agreement”) attached hereto as Exhibit F.
9.2    WARN Act. The parties do not believe the provisions of the Workers Adjustment and Retraining Notification Act (the “WARN Act”) apply to this transaction and do not expect to incur any such liability as a result of actions taken or not taken prior to the Closing. Seller shall indemnify and hold harmless Buyer from any loss, liabilities, debt, costs (including, but not limited to, attorneys’ fees) or any other amounts that Buyer may incur due to “employment losses”, as defined in the WARN Act, which occur prior to Closing; however, Seller shall have no liability hereunder for “employment losses” which occur as a result of the termination of employees by Buyer after the Closing Date.
The provisions of this Article 9 shall survive the Closing or earlier termination of this Agreement.

10. REPRESENTATIONS AND WARRANTIES
10.1    Seller’s Representations. To induce Buyer to enter into this Agreement, Seller hereby represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date, as follows (such representations and warranties, together with the representations and warranties made by Seller in any document or agreement executed by Seller pursuant to or in connection with this Agreement, shall mean the “Seller Representations”):
(a)    Seller has been duly incorporated and is validly existing as a Louisiana business corporation, is in good standing in the State of Louisiana, and is qualified to do business in the State of Louisiana and not required to be registered in any jurisdiction other than Louisiana. Seller has full power and authority and possess all governmental Consents necessary to enable it to own, license, possess, lease or otherwise hold its properties and assets and to carry on the Business and to operate the Facility as presently conducted.
(b)    (i) Seller has the full right, power and authority to execute this Agreement and to consummate the sale of the Assets and the other transactions contemplated by this Agreement, (ii) the Persons executing this Agreement on behalf of Seller are authorized to do so, and (iii) Seller has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, subject only to applicable Laws relating to bankruptcy, insolvency and creditor’s rights. The execution and delivery by Seller of this Agreement and the other documents contemplated hereby do not, and the consummation of transactions contemplated by this Agreement and compliance by Seller with the terms hereof, do not, and will not, conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or result in the creation of any lien or encumbrance upon any of the Assets of Seller under, any provision of (i) the organizational documents of Seller, (ii) any contracts or agreements, written or oral, (including, without limitation, any letters of intent) of Seller to which Seller is a party or by which any of the Assets are bound (each a “Contract”), or (iii) any judgment, writ, order or decree or Law that is applicable to Seller or its assets or properties. Except as provided in Schedule 10.1(b), no Consent of, or registration, declaration or filing with (A) any Governmental Authority, or (B) any other Person, is required to be obtained or made by or with respect to Seller, in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. There are no rights of any Person to acquire the Assets superior to the rights of Buyer.
(c)    Except for the Leased Assets or any Assets subject to a license agreement as set forth on Schedule 7.2(c), Seller has title to all Personal Property and the execution and delivery to Buyer of the Bill of Sale for such Personal Property shall vest good title to all the Personal Property in Buyer or Operator or such other assignee, at Buyer’s election, free and clear of claims, liens and encumbrances, except for the Permitted Encumbrances. No Person has the right to purchase all or any portion of the Assets or any interest in Seller. All of the Assets subject to a license agreement or lease as set forth in Schedule 7.2(c) are held by Seller pursuant to valid leasehold and/or license rights.
(d)    The Assets and the Leased Assets (together with the Excluded Assets) comprise all the assets (tangible and intangible) utilized by Seller in connection with the

Business and Facility. The Assets and the Leased Assets) are sufficient to permit the conduct of the Business immediately following the Closing in substantially the same manner as currently conducted, except as a result of actions taken by Buyer post-Closing.
(e)    Seller possesses all Approvals or Consents (including all Licenses) necessary or required to own the Assets, including the Land, to operate and use the Facility and to operate the Business (collectively, the “Required Permits and Licenses”), as set forth on Schedule 8.1 attached hereto. All Required Permits and Licenses are in full force and effect in all material respects and are not subject to any default, sanction or penalty. Seller has made available to Buyer true, correct and complete copies of the most recent Required Permits and Licenses.
(f)    There are no material deficiencies described in any survey of the Facility conducted by any Governmental Authority that has not been corrected or otherwise remedied.
(g)    (i) To Seller’s knowledge, no taking by power of eminent domain or condemnation proceeding has been instituted or threatened for the permanent or temporary taking or condemnation of all or any portion of the Property, and (ii) Seller has not received any written notice of any proposed or threatened taking.
(h)    All real estate taxes on the Property that have become due and payable prior to the Closing have been or will be paid by the Closing, with the exception of 2016 property Taxes which are to be prorated and paid in accordance with Section 6.3(a).
(i)    Except as set forth in Schedule 10.1(i) (the “Disclosure Schedule”), as of the date hereof, there are no actions, suits, labor disputes or arbitrations, legal or administrative proceedings pending or, to Seller’s Knowledge, threatened against Seller, the Business or the Facility, and, to Seller’s Knowledge, no actions, suits, labor disputes or arbitrations, legal or administrative proceedings or investigations by any federal, state or local government or quasi-governmental body, agency, board or authority or any other administrative or investigative body are pending, or to Seller’s Knowledge threatened against Seller in connection with the Assets, the Business or the Facility, nor, to Seller’s Knowledge, is there any basis for any such action or for any governmental investigations relating to the Assets, the Business or the Facility. There are no pending actions against Seller or relating to the Assets, the Business or the Facility and no such actions have been commenced within the last twelve (12) months. There are no unsatisfied or outstanding judgments against Seller or the Facility. Seller is not currently protesting or challenging the assessed value of its Property for real estate tax purposes and Seller has no knowledge of any impositions of new special assessments with respect to its Property.
(j)    Each of the Seller and the Facility is in material compliance with each, and is not in material violation of any, applicable Law to which the Facility is subject, and has not failed to obtain any Consent or Approval, or other governmental authorization or inspection necessary to the ownership or use of the Assets or to the conduct of the Business. Seller has not received any written notice of any violations of any applicable Law, nor, to Seller’s knowledge, are there any such violations, including, without limitation, violations of state licensing requirements for operation of the Facility or safety, handicapped accessibility, ADA, health, environmental, fire, zoning or subdivision laws, ordinances, codes or regulations. To Seller’s

Knowledge, the Improvements presently comply in all material respects with all applicable building codes and other applicable Laws, state licensing requirements, all applicable seismic standards, safety, handicapped accessibility, ADA, health, environmental, fire, zoning and subdivision laws, ordinances, codes and regulations (including satisfaction of applicable parking requirements).
(k)    Seller has not received any written notice of litigation, condemnation or violation of governmental or environmental requirements relating to the Assets. To Seller’s knowledge, no hazardous or toxic substances, materials or wastes, pollutants or contaminants (including, without limitation, petroleum and petroleum products, asbestos and PCBs) have been released, spilled, leaked, discharged, disposed of, pumped, poured, emitted, emptied, dumped or allowed to escape or been threatened to be released on, at, under or from the Property, and there have been no environmental proceedings with respect to the Property. In addition, to Seller’s Knowledge, there currently is no lead paint, mold, asbestos, or material containing asbestos present in the common areas, or elsewhere on, in or under the Property. Further:
(I)    The Seller and the operations of the Business, Facility and Property are in all material respects in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements and obligations of Environmental Laws and related orders of any applicable court or other governmental entity.
(II)    There are not any existing, pending or, to the Knowledge of Seller, threatened actions, suits, claims, investigations, inquiries or proceedings by or before any court or any other governmental entity directed against Seller that pertain or relate to (i) any remedial obligations under any applicable Environmental Law, (ii) violations by the Seller, the Facility, or Property of any Environmental Law, (iii) personal injury or property damage claims relating to a release of Hazardous Materials, or (iv) response, removal, or remedial costs under CERCLA or any similar Louisiana law.
(III)    All licenses, permits, consents, or other approvals required under Environmental Laws that are necessary to the operations of the Seller, the Facility and the Property have been obtained and are in full force and effect, and the Seller and the operations of Facility are in all material respects in compliance with such permits, licenses, consents or approvals.
(IV)    To Seller’s knowledge, no portion of the Property is a part of a site listed on the National Priorities List under CERCLA, or any similar ranking or listing under any state law.
(V)    To Seller’s knowledge, no Hazardous Materials have been generated, manufactured, stored, transported, treated, recycled, disposed of, released or otherwise handled in any way on, at, under, or about the Facility or the Property, except in compliance with Environmental Laws.
(VI)    To Seller’s knowledge, no person has stored, manufactured, disposed or released any Hazardous Materials on, at, or under the Property in violation of Environmental Law.

(VII)    Seller is not currently operating or required to be operating the Facility or the Property under any compliance order, schedule, decree or agreement, any consent decree, order or agreement, or corrective action decree, order or agreement issued or entered into under any Environmental Law.
(VIII)    There are no above-ground or, to the Knowledge of Seller, underground storage tanks located in, on, at or under the Facility or the Property. To Seller’s knowledge, any closure, abandonment in place or removal of an underground storage tank on or from the Property was performed in compliance with applicable Environmental Laws, and any such tank had no release contaminating the Property or, if there had been a release, the release was remediated in compliance with applicable Environmental Laws to the satisfaction of regulatory authorities.
(l)    Attached hereto as Schedule 10.1(l) is a list of all insurance contracts, binders or policies relating to the Assets or the Business (the (“Insurance Policies”). Within the last twelve (12) months, Seller has not made or pursued any claim under the Insurance Policies. Seller has not received from any insurance company which carries insurance on the Facility, or any board of fire underwriters, any notice of any defect or inadequacy in connection with the Facility, or its operation, or request for the performance of any repairs, alterations or other work, and, to Seller’s Knowledge, no such defect or inadequacy exists which might increase the premium or cause the cancellation of any of the Insurance Policies.
(m)    Seller has made available to Buyer true, complete and accurate copies of all third party reports or studies in their possession or in the possession of their counsel and or facility managers pertaining to the environmental condition of the Assets and property condition reports of the Assets.
(n)    Seller is not a “foreign person(s)” within the meaning of Sections 1445(f)(3) and 7701(a)(30) of the Internal Revenue Code of 1986, as amended.
(o)    On or prior to the Closing Date, Seller will deliver to Buyer a list of all names, addresses and phone numbers of all current Residents of the Facility.
(p)    Attached as Schedule 10.1(p) is a copy of the true, correct and complete unaudited balance sheet of Seller (the “Balance Sheet”), and the unaudited income statement of Seller for the years ended December 31, 2013, 2014, 2015 and 2016 through the most recently completed quarter (the financial statements described in this sentence, collectively, the “Financial Statements”).
(I)    The Financial Statements have been prepared, in all material respects, in conformity with accounting principles generally accepted in the United States, consistently applied (so-called “GAAP”) (except in each case as described in the notes thereto and, in the case of the unaudited financial statements, subject to normal year-end audit adjustments) and reflect, in material respects, the financial condition, results of operations of Seller as of the respective dates thereof and for the respective periods indicated. Since December 31, 2014, there have been no changes in Seller’s methods of accounting for Tax or financial statement purposes.

(II)    Since December 31, 2014, Seller has caused the Business to be conducted in the ordinary course and in substantially the same manner as previously conducted.
(III)    Seller has no material obligations (whether accrued, absolute, contingent, un-liquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted), arising out of transactions or events previously entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events previously occurring, other than liabilities or obligations (a) disclosed in this Agreement or any schedule attached hereto, (b) specifically accrued for on the Balance Sheet, or (c) which have arisen after the date of the Balance Sheet in the ordinary course of business of Seller, consistent with its past custom and practice and which do not cause a Material Adverse Effect.
(IV)    Seller has not received any written notification as of the date of this Agreement from any party to a Contract that such party intends to terminate, discontinue or not proceed with such Contract or otherwise received any written notification as of the date of this Agreement of any possible disruption to the Business as a result of the execution of this Agreement or the sale of the Assets.
(V)    Each of the Financial Statements is true and correct in all material respects. The Financial Statements fairly present the financial position of Seller and the Property as of the respective dates and the results of operations for the periods then ended in conformance with generally accepted accounting principles applied on a basis consistent with prior periods. To Seller’s knowledge, no material adverse change has occurred since the furnishing of the Financial Statements. The Financial Statements do not contain any untrue statement or omission of a material fact and are not misleading in any material respect.
(q)    To Seller’s Knowledge, Seller has complied with and performed all of its Obligations required to be performed under all Service Contracts relating to or in connection with the Facility, or the Business or to which Seller is a party or by which it or the Assets are bound (whether as an original party or as an assignee or successor) as of the date hereof, and is not in default in any respect under any Service Contract, undertaking, commitment or other Obligation; and, to Seller’s Knowledge, no event has occurred which, with or without the giving of notice, lapse of time or both, would constitute a default thereunder. To Seller’s Knowledge, no other party has failed to comply with or perform the Obligations required to be performed under any Contract to which Seller is a party (whether as an original party or as an assignee or successor) as of the date hereof, and no event has occurred which, with or without the giving of notice, lapse of time or both, would constitute a default by such party thereunder. To Seller’s Knowledge, all Service Contracts are valid, binding and in full force and effect and are enforceable by Seller in accordance with their terms, subject to applicable Laws relating to bankruptcy, insolvency and creditor’s rights.
(r)    Seller has not (i) made a general assignment for the benefit of its creditors, (ii) instituted, or been the subject of, any proceeding to be adjudicated bankrupt or insolvent or consented to the institution of bankruptcy or insolvency proceedings against it, or (iii) filed a petition, answer or consent seeking reorganization or relief under any applicable Federal or state bankruptcy law or consented to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or of any part of their property. Seller has not concealed assets from any creditor nor entered into any transaction with the intent to hinder, delay or defraud creditors of Seller or the creditors of any other person or entity. Seller is not, and as a result of the transactions contemplated by this Agreement will not be rendered, insolvent, undercapitalized, or unable to pay its debts as they become due.
(s)    Seller does not maintain an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Act of 1974, as amended (“ERISA”), which is subject to Title I of ERISA, nor a plan as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (each of the foregoing hereinafter referred to collectively as a “Plan”), and none of the Assets constitute “plan assets” as defined in Department of Labor Regulation Section 2510.3-101.
(t)    To Seller’s Knowledge, neither Seller nor any of its respective partners, members, officers, directors, employees, agents or Affiliates has offered, paid, or agreed to pay to any Person, including any governmental official, or solicited, received or agreed to receive from any such Person, directly or indirectly, any money or anything of value for the purpose or with the intent of obtaining or maintaining business for Seller or any Affiliate or otherwise affecting the business, operations, prospects, properties, or condition (financial or otherwise) of Seller, and which is or was in violation of any Law, or not properly and correctly recorded or disclosed on the books and records of Seller.
(u)    Employees.
(I)    Seller is in compliance with all Laws respecting employment and employment practices, terms and conditions of employment, compensation, wages and hours, health and safety, labor relations and plant closings, including all applicable foreign Laws, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Equal Pay Act, the Fair Labor Standards Act, the National Labor Relations Act, Occupational Safety and Health Act, Title VII of the Civil Rights Act of 1964, as amended, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Consolidated Omnibus Budget Reconciliation Act, and ERISA.
(II)    Following the Closing Date, Buyer shall have no obligation to employ or continue to employ any individual employed by Seller or its affiliates in connection with the Property. All of the Facility Employees are at-will employees of Seller.
(III)    Seller is not a party to any collective bargaining agreement or labor contract. Seller has not agreed to recognize any union, works council or other collective bargaining unit, nor has any union, works council or other collective bargaining unit been certified as representing any Facility Employees. To the knowledge of Seller, there is no organizational effort being made or threatened by or on behalf of any labor union or works council with respect to Facility Employees. There is no labor strike, slowdown, work stoppage, material grievance or lockout actually pending or, to the knowledge of Seller, threatened against Seller.

(IV)    As of the date hereof there is no filed complaint or lawsuit filed by or with respect to any Facility Employee pending against Seller with respect to violation of any federal, state or local law relating to employment matters.
(v)    Until the Closing Date, Seller (i) will continue to employ all current employees of the Business, subject to Seller’s existing employment practices, and the right of existing employees to voluntarily terminate employment and (ii) will be responsible for and shall comply with all employment Laws effecting or with respect to such employees.
(w)    Seller has filed all Tax Returns that it was required to file for any taxable period beginning before the Closing Date for which the statutory period of limitations for the assessment of Tax has not yet expired and all Taxes owed by Seller for such taxable periods (whether or not shown as due on such returns for such Taxes (“Tax Returns”)) have been paid. Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor for all periods for which the statutory period of limitations for the assessment of such Tax has not yet expired and all IRS Tax Returns required with respect thereto have been properly completed and timely filed.
(x)    The Facility is not designated as historical, and, to Seller’s Knowledge, there is no historical designation pending.
(y)    The Property is held by Seller free and clear of all liens, pledges, claims, charges, security interests or other encumbrances and is not, in the case of the Property, subject to any rights of way, building or use restrictions, servitudes, exceptions, variances, reservations or limitations of any nature whatsoever except for the recorded exceptions to title set forth in the Title Report, which Buyer shall have the right to review and approve in accordance with Section 7.2 of this Agreement. None of the Property is subject to a pending or to Seller’s Knowledge, threatened condemnation or similar proceeding. Seller has not received any written notice that the Property is not in compliance in all respects with all applicable zoning ordinances and building codes. There is no pending or, to the Knowledge of Seller, threatened, litigation, administrative action or complaint relating to compliance of any of the Property with the applicable provisions of the Rehabilitation Act of 1973, Title III of the Americans with Disabilities Act. As of the date hereof, with respect to the Property, there is no existing eminent domain or similar proceeding, or private purchase in lieu of such a proceeding which would affect the Property in any way. Seller has not received written notice of any such special assessment proceeding affecting the Property, and has no Knowledge of any threatened proceeding.
(z)    Seller has merchantible title to the Property, subject to the Permitted Exceptions. There are no outstanding rights of first refusal, rights of first offer, rights of reverter, purchase options or other similar rights or options relating to the Property or any interest therein. There are no unrecorded or undisclosed documents or other matters which affect title to the Property. Subject to the Residency Agreements, Seller has enjoyed the continuous and uninterrupted quiet possession, use and operation of the Property, without material complaint or objection by any person.

(aa)    All bills and claims for labor performed and materials furnished to or for the benefit of the Property have been paid in full except for those that will be paid in the ordinary course of business prior to the Closing Date or which have been bonded over or the payment of which has otherwise been adequately provided for to the satisfaction of Buyer, and, to the Knowledge of Seller, there are no mechanic’s or materialman’s liens (whether or not perfected) on or affecting the Property as a result of labor performed or materials furnished to or for the benefit of the Property.
(bb)    As of the date of this Agreement there are no Residency Agreements or other Leases other than those described on the Rent Roll. The Rent Roll is true, accurate and complete in all material respects as of the date hereof, and true, accurate and complete copies of the Residency Agreements and all guaranties and other documents relating thereto have been made available to Buyer. Except as otherwise specifically set forth in the Rent Roll:
(I)    To Seller’s knowledge, the Residency Agreements are in full force and effect and none of them has been modified, amended or extended;
(II)    there are no Non-Residency Leases;
(III)    Seller has neither sent written notice to any Resident of the Facility under a Residency Agreement, nor received any written notice from any such Resident, claiming that such Resident, or Seller, as the case may be, is in default, which default remains uncured;
(IV)    there are no Security Deposits or other deposits under any Residency Agreement other than those set forth in the Rent Roll;
(V)    except as set forth on the Rent Roll: (i) no Resident has paid any rent for more than one (1) month in advance; (ii) no Resident has any right of first refusal, option or other preferential right to purchase the applicable Property or any portion thereof or any interest therein; and (iii) Seller has not received written notice that there are any subtenants of any Resident under any Residency Agreement.
(cc)    Except for the Residency Agreements and the Service Contracts, Seller has not entered into any agreements, written or oral, relating to the management, leasing, operation, maintenance and/or improvement of the Property or any portion thereof that would bind Buyer after the Closing Date. Seller has delivered to Buyer a true, correct and complete copy of each of the Service Contracts (including all amendments thereto).
(dd)    To Seller’s knowledge, the Property is not subject to any restriction or covenant requiring that any units in the Facility be leased or reserved for lease as an affordable housing unit or for low or moderate income residents.
(ee)    Neither Seller nor any previous owner of the Property has, except by operation of law, sold, transferred, conveyed, or entered into any agreement regarding “air rights”, “excess floor area ratio”, or other rights or restrictions relating to the Property except as otherwise expressly set forth in the Title Policy for the Property.

(ff)    The Property Information provided to Buyer constitute all of the material documents, information, data, reports or written materials that are in response to Buyer’s written requests and related to the Property in Seller’s possession, control or known to Seller and, to Seller’s knowledge, do not contain any material inaccuracies.
(gg)    On the Closing Date, there will be no written or oral contract made for any improvements, including capital improvements, to the spaces covered by the Leases, to the Property, or for offsite improvements related to the Property, which have not been fully completed and paid for or a credit given to Buyer at Closing in the amount sufficient to complete the improvement.
(hh)    A certificate of need (C.O.N.) is not required in connection with the operation of any building or any other structure or business located on the Land; however, the Required Permits and Licenses are required to operate the Facility, and Seller will provide copies of all unexpired Required Permits and Licenses to Buyer by the Delivery Date.
(ii)    Upon conveyance of the Property to Buyer, neither Seller nor anyone claiming by, through or under Seller shall have any right of redemption in the Property, and Seller and all such persons or entities will be estopped from asserting any claim to or right of redemption against the Property.
(jj)    There are no parties in possession of the Property or any portion thereof other than Seller and the Residents.
(kk)    Health Regulatory Compliance.
(I)    The Facility is being operated as an assisted living facility and memory care facility, having the number of beds or Residents as set forth on the Rent Roll.
(II)    To Seller’s Knowledge, Seller is in compliance in all material respects with all applicable Health Care Laws. Seller has not received written notice from any Governmental Authority alleging any material violation of any applicable Health Care Law that has not been cured. Seller has not received written notice of any legal, administrative, arbitral or other claim, proceeding, suit, action or investigation by any Governmental Authority pending and to Seller’s knowledge, no such claim, proceeding, suit, action or investigation has been threatened in writing against or affecting the Property or the Facility, alleging any material failure to comply with Health Care Laws. Seller has not received written notice that any Person has filed or has threatened in writing to file against Seller any claim under any federal or state whistleblower statute, including the Federal False Claims Act (31 U.S.C. §§3729 et seq.) with respect to the Property or the Facility. Neither Seller nor, to Seller’s knowledge, any other person (i) who has a direct or indirect ownership interest (as those terms are defined in 42 C.F.R. Section 1001.1001(a)(2)) in Seller, or (ii) who has an ownership or control interest (as defined in 42 C.F.R. Section 420.201) in Seller, or (iii) who is an officer, director, manager, agent (as defined in 42 C.F.R. Section 1001.1001(a)(2)) or managing employee (as defined in 42 C.F.R. Section 420.201) of Seller, or (iv) who has an indirect ownership interest (as that term is defined in 42 C.F.R. Section 1001.1001(a)(2)) in Seller, has submitted any claims which are cause for civil penalties under, or mandatory or permissive exclusion from any Government Program, or any other State Health Care Program or Federal Health Care Program (as those terms are defined in 42 C.F.R. § 1001.2). Seller has not entered into any agreements with any Governmental Authority with respect to the Property in connection with compliance with Health Care Laws. The term “Health Care Law” shall mean (i) any and all applicable laws relating to health care or insurance fraud and abuse, including, as applicable, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the federal Anti-Kickback Act (41 U.S.C. §§ 8701-07), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the Exclusion Laws (42 U.S.C.§§ 1320a-7 and 1320a-7a), the Program Fraud Civil Remedies Act (31 U.S.C. §§ 3801-3812), the Civil Monetary Penalties Law (42 U.S.C. §§ 1320a-7a), and the regulations promulgated pursuant to such statutes; (ii) the federal Food, Drug & Cosmetic Act (21 U.S.C. §§ 301 et seq.), the Federal Health Care Fraud Law (18 U.S.C. § 1347) and all federal and state laws, as applicable, related to pharmacology and dispensing medicines or controlled substances, and the regulations promulgated thereunder; (iii) any and all applicable laws concerning privacy and data security for patient information, including the Health Insurance Portability and Accountability Act of 1996, as amended, and all federal and state laws concerning medical record retention, privacy, security, patient confidentiality and informed consent, and the regulations promulgated thereunder; (iv) Medicare (Title XVIII of the Social Security Act), as amended and the regulations promulgated thereunder; (v) Medicaid (Title XIX of the Social Security Act) and the regulations promulgated thereunder; (vi) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173) and the regulations promulgated thereunder; (vii) the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152); (viii) quality, safety and accreditation standards and requirements of all applicable laws or regulatory bodies; (ix) applicable laws regulating the ownership, operation or licensure of a health care facility or business, or assets used in connection therewith, including such applicable laws relating to licenses, approvals, certificates, certificates of need, permits, consents, authorizations and variances required for the management or operation of skilled nursing facilities, assisted living facilities, independent living facilities and memory care facilities; (x) applicable laws relating to the provision of management or administrative services in connection with the practice of a health care profession, employment of professionals by non-professionals, professional fee splitting, patient brokering, patient or program charges, claims submission, record retention, certificates of need, certificates of operations and authority; (xi) applicable laws with respect to financial relationships between referral sources and referral recipients, including, but not limited to the federal physician self-referral statute (Stark Law) (42 U.S.C. 1395nn et. seq.) and the regulations promulgated thereunder; and (xii) life safety codes. For purposes of this section, the term “Governmental Authority” shall mean any federal, state or local government or other political subdivision thereof, including any Person exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or Property in question.
(III)    To Seller’s knowledge, no Resident fees are paid to Seller by any Third Party Payor program reimbursement. Seller makes no representation or warranty herein with respect to any governmental assistance or Third Party Payor program that may make any payment to any resident or such resident’s family (and not to Seller). To Seller’s knowledge, Seller has not received written notice that any action, proceeding, or investigation in connection with any Third Party Payor program is pending or threatened against Seller or any of Seller’s Affiliates in connection with the Facility. Seller has not applied for or received a waiver from any applicable regulations relating to the Property, the Facility or its operations. Seller maintains all insurance, including, without limitation, professional liability insurance required in connection with all Licenses for the Property. The term “Third Party Payor” shall mean any Government Sponsored Health Care Program, insurer, health benefit plan, health maintenance organization, preferred provider organization, employer-sponsored health plan, multi-employer welfare trust, or any other managed care program or third party payor, including any fiscal intermediary or contractor of any of the foregoing, to beneficiaries of which any Property provides goods or services. The term “Government Sponsored Health Care Program” shall mean any plan or program providing health care benefits, whether directly through insurance or otherwise, that is funded directly, in whole or part, by a Governmental Authority, whether pursuant to one or more contracts with the applicable Governmental Authority or otherwise, including Medicare, state Medicaid programs, the TRICARE program, Medicare Advantage and managed Medicaid.
(IV)    To Seller’s knowledge, with respect to the Facility, except for the matters set forth on the Disclosure Schedule, there are no threatened in writing or pending proceedings by any Governmental Authority or written notices thereof received by Seller that are reasonably likely (i) to have a material adverse impact on Seller’s ability to accept and/or retain Residents or operate the Facility for its current use or result in the imposition of a lower rate certification or a lower reimbursement rate for services rendered to eligible patients or residents, or (ii) to materially modify, limit or result in the transfer, suspension, revocation or imposition of probationary use of any of the material Licenses.
(V)    True, correct and complete copies (redacted to the extent required to comply with applicable privacy laws and regulations) of all Licensing Surveys for the last three (3) years which are currently in Seller’s possession or control have been delivered or made available to Buyer. The term ”Licensing Surveys” shall mean all survey reports, waivers of deficiencies, plans of correction, and any other investigation reports issued by the applicable Governmental Authority with respect to the Property in respect of any Licenses.
(ll)    There are no declarations of covenants, conditions or restrictions, reciprocal construction, easement, operating or similar agreements affecting the Property.
(mm)    There are no deposits or rent abatements, including, without limitation, prepaid rentals, free rent, abatements or other unexpired concessions, damage, and other tenant charges and security deposits under any of the Leases.
10.2    Buyer’s Representations. To induce Seller to enter into this Agreement, Buyer hereby represents and warrants to Seller as of the date of this Agreement and as of the Closing Date, as follows:
(a)    Buyer has been duly organized and is validly existing as a limited liability company in the State of Delaware, is in good standing in the state of its organization and it, or any assignee of Buyer that will acquire title to any of the Assets, will be qualified to do business, and will be in good standing, in its state of formation, and will be qualified to do business and in good standing in the State of Louisiana at the time of the Closing. Buyer has the full right and authority to consummate or cause to be consummated the sale of the Assets, and to make or cause to be made the transfers and assignments contemplated herein.

(b)    Buyer has the full right, power and authority to execute this Agreement and to consummate the acquisition of the Assets and the other transactions contemplated by this Agreement. The Person executing this Agreement on behalf of Buyer is authorized to do so. Buyer has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, subject to applicable Laws relating to bankruptcy, insolvency and creditor’s rights. The execution and delivery by Buyer of this Agreement and the other documents contemplated hereby do not, and the consummation of transactions contemplated by this Agreement and compliance by Buyer with the terms hereof, do not, and will not, conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or result in the creation of any lien or encumbrance upon any of the assets or properties of Buyer under, any provision of (i) the organizational documents of Buyer, or (ii) any contract to which Buyer is a party or by which any of its assets or properties is bound. No Consent of, or registration, declaration or filing with (A) any Governmental Authority, or (B) any other Person, is required to be obtained or made by or with respect to Buyer, in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except as contemplated in Section 8.1.
(c)    To Buyer’s Knowledge, there is no agreement to which Buyer is a party or which is binding upon Buyer which is in conflict with this Agreement.
(d)    There is no action, order or proceeding pending, or, to Buyer’s Knowledge, threatened against Buyer which would challenge or have a negative effect upon Buyer’s ability to perform its obligations under this Agreement.
11. INTERIM OPERATIONS AND UNDERTAKINGS
11.1    Conduct of Business Pending Closing. From the date of this Agreement until the Closing Date, except as otherwise agreed to by Buyer, Seller shall:
(a)    Maintain the Facility and all other Assets in existence in good standing and in compliance with all applicable Laws;
(b)    Maintain the general character of the Facility and the Business and conduct the Business in an ordinary and usual manner consistent with Seller’s past practices;
(c)    Maintain any building constituting an Improvement on the Property in the same physical condition as it was at the date of Buyer’s inspection, reasonable wear and tear excepted, and to perform all normal maintenance from and after the Effective Date in the same fashion as prior to the Effective Date;
(d)    Maintain all licenses and permits necessary for the ownership and operation of the Facility and Business in full force and effect, and will timely file all reports, statements, renewal applications and other filings, and will timely pay all fees and charges in connection therewith that are required to keep such permits in full force and effect;
(e)    Maintain the Facility and all other Assets in good repair and condition consistent with Seller’s past practices (ordinary wear and tear excepted);

(f)    Maintain in full force and effect substantially the same professional and public liability and casualty insurance coverage and other Insurance Policies now in effect with respect to the Property and the Business;
(g)    Make all necessary repairs to, and replacement of, the Assets as are reasonably necessary for the continued operation of the Business and the Facility, as presently operated;
(h)    Comply with all Environmental Laws and other Laws applicable to the Property;
(i)    Continue to operate the Business in a manner substantially similar to the manner in which the Business is operated as of the effective date of this Agreement;
(j)    Continue to perform all Obligations under all Service Contracts, Residency Agreements, Required Permits and Licenses, Warranties, approvals and laws, regulations and orders applicable to the Property;
(k)    Maintain adequate food and medical supplies and other consumable inventories of every kind at the Facility required by any applicable Governmental Authority and federal Laws, standards rules and regulations and currently maintained by Seller;
(l)    Maintain in full force and effect all Licenses;
(m)    Provide for and/or cure deficiencies and all violations which may be cited by the State of Louisiana or any other Governmental Authority having jurisdiction / licensure authority over the Facility and/or Business;
(n)    If requested by Buyer, file with the applicable department of revenue and any department of labor in the jurisdiction where the Facility is located any available application for a sales and use tax clearance certificate within sixty (60) days of Closing or such shorter period required by law and shall deliver each certificate to Buyer if and when such certificates are issued and received by Seller and Seller shall remain liable for any taxes assessed in connection therewith, which relate to the period prior to Closing or the transaction contemplated hereunder, whether assessed before or after Closing;
(o)    Provide Buyer with copies of (a) any default letters sent to or received from Residents, and (b) any copies of correspondence received from a Resident that it is discontinuing operations at the Property or seeking to re-negotiate its lease, and (c) notices of bankruptcy filings received with respect to any Resident or Tenant;
(p)    Terminate the Terminated Contracts as of the Closing Date.
11.2    Prohibited Actions. Unless otherwise expressly provided for herein or approved by Buyer in writing, from the date of this Agreement through the Closing Date, Seller shall not:
(a)    Induce, solicit or entice any Residents to transfer or discontinue any relationships with Seller prior to the Closing Date or Buyer after the Closing Date;

(b)    Induce, solicit or entice with offers of employment or otherwise any employee or independent contractor of Seller to discontinue employment or to terminate or discontinue a relationship with Seller prior to the Closing Date or Buyer or Operator after the Closing Date.
(c)    Remove any Personal Property other than Excluded Assets from the Facility unless the same is replaced by property of substantially equal or greater value, or unless the removal is authorized pursuant to the provisions of this Agreement;
(d)    Interfere with or disrupt Buyer’s relationship with any employee, staff member or resident of Seller;
(e)    Make any capital improvements to the Property or incur any future obligations impacting the Property without Buyer’s written consent;
(f)    Make any commitments or representations to any applicable Governmental Authority, any adjoining or surrounding property owners, any civic association, any utility or any other Person or entity that would in any manner be binding upon Buyer or upon the Property, other than any commitments or representations to any Governmental Authority in connection with participation in any Government Program, or any other State Health Care Program or Federal Health Care Program (as those terms are defined in 42 C.F.R. § 1001.2) or to obtain or maintain Approvals and Consents or any License or other license or permit;
(g)    Sell or otherwise dispose of, or agree to sell or dispose of any of the Assets, except: (i) in the ordinary course of business as permitted by this Agreement or (ii) relating to the Excluded Assets after the Closing Date;
(h)    Enter into, renew, extend, terminate, or modify any Service Contracts that relate to the Assets without the consent of Buyer which is to not be unreasonably withheld provided however no consent shall be required for any Contract that can be terminated without penalty by Closing;
(i)    Amend, terminate, cancel, modify or revise any Licenses, or undertake any action or do anything that would require the issuance of a new license or amendment to the Licenses or take any action to affect, transfer or impair the Licenses;
(j)    File any Tax complaints or appeals relating to the real estate taxes or assessments covering the Property;
(k)    Take any action prior to the Closing Date which would breach any of the representations and warranties contained in this Agreement or otherwise take any action outside of the ordinary course of business of Seller;
(l)    Obligate any of Seller’s assets further by way of pledges or liens;
(m)    Enter into any new Non-Residency Lease with respect to the Property, without Buyer’s prior written consent. The exercise of a mandatory renewal option, shall not be considered a new Lease. Seller shall not, subsequent to the expiration of the Study Period, without Buyer’s prior written consent, (a) enter into any new Residency Agreement for a unit with a first-time tenant unless the Residency Agreement is for a period of no more than one year and has an effective rental rate consistent with Seller’s current practice; or (b) enter into, amend, renew or extend any Residency Agreement with an existing Resident unless the residency agreement is for a period of not more than one year and has an effective rental rate for the amended, renewal or extension term consistent with Seller’s current practice; (c) terminate any Residency Agreement except by reason of a default by the Resident thereunder or by reason of the provisions contained in the Residency Agreement, or (d) enter into, modify or amend any Leases that are not Residency Agreements;
(n)    Sell, assign, or convey any right, title, or interest whatsoever in or to the Property, or create or permit to attach any lien, security interest, easement, encumbrance, charge, or condition affecting the Property (other than the Permitted Encumbrances);
(o)    Apply for or obtain any additional operating license (or modify the scope of any existing operating license) for the provision of nursing, assisted living, congregate care or other health care services at the Facility (including any beds or units at the Facility), except in the ordinary course of business.
11.3    Notice. From the date of this Agreement to the Closing Date, promptly (but in any event within two (2) Business Days) after Seller’s discovery or receipt of notice of (A) any default under any Contract or Service Contract, (B) any violation or non-compliance with any applicable Law, (C) any threatened or pending action by any Governmental Authority, (D) any claim made by any Governmental Authority or third-party relating to any Environmental Laws, (E) any other matter or event that has or could have a Material Adverse Effect upon the Assets or the Business or (F) if any representation or warranty of Seller becomes untrue or incorrect prior to Closing, Seller shall deliver to Buyer a copy of all non-privileged correspondence, notice or legal pleading in connection therewith, together with a certificate of the chief executive officer of Seller specifying the nature and period of the existence thereof and what actions Seller has taken and proposes to take with respect thereto (a “Seller Change Notice”). If Seller fails to cure or remedy such matter or circumstance to Buyer’s satisfaction, in Buyer’s sole and absolute discretion within five (5) business days, Buyer may, within two (2) business days after the expiration of said five (5) business day cure period, either waive in writing any such matter or circumstance which is the subject of such Seller Change Notice or deliver written notice to Seller of Buyer’s election to terminate this Agreement. If Buyer fails to deliver either such written waiver or such written notice of termination to Seller within said two (2) business days, Buyer shall be deemed to have delivered written notice of Buyer’s election to terminate this Agreement. In the event Buyer delivers or is deemed to have delivered written notice of election to terminate this Agreement, (A) all obligations of Buyer and Seller hereunder (except the provisions of this Agreement which recite that they survive termination) shall terminate and be of no further force or effect, (B) the Deposit shall be returned to Buyer and (C) if such representation or warranty was modified due to (i) any representation or warranty not being true when made as of the date of this Agreement or (ii) a representation becoming untrue as a result of a breach of this Agreement by Seller, Seller shall reimburse Buyer for all costs incurred by Buyer in connection with the negotiation of this Agreement and due diligence of the Property up to a maximum of One Hundred Thousand Dollars ($100,000.00) (inclusive of expenses relating to both this Agreement (and the Property) and the Cedar Agreement (and the Cedar Assets). If necessary, the Closing Date shall be automatically extended for the period of time needed to implement the provisions of this paragraph and allow for an orderly closing thereafter if this Agreement is not terminated; provided, however, that the Closing Date shall not extend beyond the Outside Closing Date. If, in either such event, Buyer does not exercise such right to terminate this Agreement and the Closing occurs, then at the Closing Buyer shall be deemed to have accepted the modified representation and warranty of Seller set forth in the Seller Change Notice.
The provisions of this Section 11.3 shall survive the Closing.
11.4    Access. From the date of this Agreement until the Closing, subject to compliance with the privacy rights of the Residents of the Facility, Seller shall afford Buyer and its independent certified public accountants, engineers, surveyors, counsel and other representatives, reasonable access at all reasonable times to the properties, books and records of the Business and the right to consult with the management, accountants, counsel and other representatives of the Business in order that Buyer may have full opportunity to make such investigations as it shall reasonably desire to make of the affairs of the Business. Seller shall (and Seller shall ensure that their agents shall), upon reasonable notice from Buyer from time to time during normal business hours before the Closing and upon at least twenty-four (24) hours prior notice, permit Buyer or Buyer’s agents to inspect at Seller’s business office during regular business hours Seller’s and Seller’s agent’s books and records for the Business.
11.5    Pre-Closing Management. At any time beginning on the Effective Date through the Closing Date (whether before or after the expiration of the Study Period), Buyer may, in its sole discretion, elect to implement the Pre-Closing Management Structure. The “Pre-Closing Management Structure” shall mean the retention by Seller of Buyer or Buyer’s designated representative to manage and/or operate the Facility. In connection with the implementation of the Pre-Closing Management Structure, Seller shall execute such documents as are reasonably requested by Buyer to implement this provision, provided, however, that such documents shall be permitted by the applicable Governmental Authorities. To the extent that the implementation of the Pre-Closing Management Structure requires that Buyer or Buyer’s designated representative obtain certain approvals and/or licenses of Governmental Authorities necessary for Buyer or Buyer’s designated representative to manage and/or operate the Facility prior to Closing (collectively, the “Pre-Closing Licensure Approvals”), Seller shall reasonably cooperate with Buyer and do all things reasonably practicable to assist Buyer in its efforts to obtain any such Pre-Closing Licensure Approvals in the name of Buyer or Buyer’s designated representative.
12. FEASIBILITY AND DUE DILIGENCE
12.1    Study Period. Provided that Buyer complies with the provisions of Section 12.2, at any time during the period beginning on the Effective Date and expiring on the later of (i) the date forty five (45) days after the Effective Date or (ii) the expiration of the Title Review Period (the “Study Period”), Buyer, acting in its sole and absolute discretion, may make its own investigation of the Assets and the Business, including, without limitation, physical status, financial status, title, zoning, environmental and other tests or investigations, appraisals, surveys, and state and federal regulatory and licensing matters. Notwithstanding the foregoing, Buyer shall have the right to extend the Study Period for a period of up to an additional thirty (30) days to obtain a Financing Commitment reasonably acceptable to Buyer by delivering written notice to Seller of Buyer’s election to so extend the Study Period at any time prior to the originally scheduled expiration of the Study Period. Notwithstanding the foregoing, in the event Buyer has elected to extend the Study Period pursuant to the foregoing sentence, and Buyer obtains a Financing Commitment reasonably acceptable to Buyer prior to scheduled expiration of the Study Period, Buyer shall provide written notice to Seller that it has received a Financing Commitment reasonably acceptable to Buyer and the Study Period shall be deemed to expire on the date of such notice. Buyer shall have a continuing right of access, as described in Section 12.1(b), to conduct such studies. At any time prior to the expiration of the Study Period, Buyer may notify Seller in writing that Buyer has determined, for any or no reason, in its sole discretion that (a) it will complete the proposed acquisition of the Assets or (b) it will not complete the proposed acquisition of the Assets, and is thereby terminating this Agreement, and upon such termination neither Party shall have any further obligation to the other hereunder except for Buyer’s and Seller’s obligations under this Agreement which expressly survive termination.
(a)    On or before three (3) business days after the Effective Date (the “Delivery Date”), and provided that Buyer does not terminate this Agreement pursuant to Section 12.1, Seller shall provide to Buyer or make available to Buyer at the location(s) where such information is stored, any of the Property Information that is in the possession, custody or control of or is known to Seller or Seller’s agents and reasonably accessible. Seller shall instruct its agents to cooperate with Buyer. Seller shall provide to Buyer any further Property Information discovered by Seller, coming into Seller’s possession or produced by Seller after the initial delivery or availability (or Seller becomes aware of any changes to the Property Information previously provided to Buyer), and shall continue to make available the same during the pendency of this Agreement.
(b)    Buyer and its agents may at any time during normal business hours and in a manner that does not materially and adversely affect the quiet enjoyment of the Residents or otherwise unreasonably interfere with the conduct of Seller’s business operations on the Property (after giving Seller reasonable written notice) enter onto the Property during the Study Period and, while thereon and with minimal disruption, make non-invasive surveys, tests, investigations and appraisals, take measurements, test borings, other tests of surface and subsurface conditions and soil tests, make structural, mechanical, architectural, zoning, land use, market and engineering studies, and make any other inspections of the Property and other Assets deemed appropriate by Buyer, all at Buyer’s expense, subject to Section 12.2 below.
(c)    If Buyer exercises its rights under Section 12.1(b) to enter onto the Property, Buyer shall keep the Property free and clear of any liens or claims resulting therefrom. If Buyer exercises this right of entry, Buyer shall not unreasonably disturb any Resident in his/her use and enjoyment of the Facility. The rights and obligations of the parties under this Section 12.1(c) shall survive the Closing or any earlier termination of this Agreement.
12.2    Conditions to Buyer’s Investigations. Notwithstanding the foregoing or any other provision of this Agreement, including, but not limited to, Section 12.1, to the contrary, Buyer’s investigations in connection with the Assets shall only be permitted in accordance with the following:

(a)    Limitations. Buyer’s investigations in connection with the Property shall be limited to such physically non-invasive investigations of the Property as Buyer deems necessary or advisable and shall expressly exclude such testing, sampling, boring, drilling, chipping, or disassembling related to so-called “Phase II” or “Phase III” except as otherwise expressly permitted herein by Seller in Seller’s reasonable discretion, which permission shall not be unreasonably withheld, conditioned or delayed (it being agreed that it would be unreasonable for Seller to withhold, condition or delay its consent to such testing to the extent that such testing is recommended by a Phase I report). At Seller’s election, Seller may have a representative present during any such inspection. Following each entry by Buyer, Buyer, at Buyer’s sole cost and expense, and in strict accordance with all requirements of applicable Law, shall restore the Property to the same condition as its original condition prior to any investigation by Buyer. Prior to commencing any such investigation, Buyer shall request approval (which approval shall not be unreasonably withheld) to enter the Property by providing not less than two (2) days’ notice to Seller (which may be telephonic or electronic) prior to each entry onto the Property by Buyer or Buyer’s personnel or agents. Buyer assumes all risks and expenses arising out of Buyer’s investigation and any and all access to the Property granted to Buyer and Buyer’s personnel or agents. Buyer shall take commercially reasonable precautions to avoid or minimize any damage to the Property as a result of any inspection or other activity conducted by Buyer or Buyer’s agents, and Buyer shall be responsible for any damage caused to the Property resulting from the acts or negligence of Buyer or Buyer’s agents other than such damage that is caused in whole or in part by the acts or omissions by or on behalf of Seller or is related to any pre-existing conditions merely discovered by Buyer.
(b)    Indemnity. Buyer shall defend, indemnify and hold harmless Seller and its shareholders, members, partners, officers, employees, agents and contractors against and from any loss, injury, damage, claim, lien, cost or expense (including reasonable attorneys’ fees and costs) caused by the actions of Buyer or Buyer’s agents under this Section 12 other than those caused in whole or in part as the result of the acts or omissions by or on behalf of Seller or based on any pre-existing conditions merely discovered by Buyer. The provisions of this Section shall survive the Closing, termination of this Agreement and delivery of the Act of Sale.
12.3    Special Assessments. Seller shall provide Buyer, within ten (10) days of receipt, but in no event later than the Closing, copies of any notices Seller or its agents receive with respect to any special assessments or proposed increases in the valuation of the Property. After the Closing, Buyer shall have the right to contest, in the name of Seller, if appropriate, any proposed increase in the assessment of the Property, provided that Buyer pays all costs and expenses in connection therewith. Buyer shall promptly advise Seller in writing prior to the filing of any contest and shall provide Seller copies of all relevant documents in connection with such contest. Seller shall cooperate with Buyer in connection with any such contest.
13. CONDITIONS PRECEDENT
13.1    Conditions Precedent to Buyer’s Obligations. The obligation of Buyer under this Agreement to proceed with Closing is subject to the fulfillment or satisfaction in the sole discretion of Buyer, prior to or at the Closing, of each of the following conditions precedent (any of which may be waived in writing in whole or in part by Buyer, and which collectively shall mean, “Buyer’s Closing Conditions”)):

(a)    Seller’s representations and warranties contained in this Agreement, the Schedules attached hereto and any list, certificate, document or written statement specifically referred to herein or furnished by Seller to Buyer at the Closing shall be true in all respects on and as of the date of this Agreement and shall be true in all respects on and as of the Closing Date with the same effect as though such representations and warranties were made on and as of the Closing Date (other than those representations and warranties made as of a specific date, which representations and warranties shall be true and correct in all respects as of such date);
(b)    Seller shall have performed and complied in all respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by it prior to or at the Closing;
(c)    Buyer shall have received all of Seller’s deliveries described in Section 14.1, including a certificate dated the Closing Date and signed by Seller certifying that the conditions specified in Section 13.1 have been fulfilled (the “Seller’s Certificate Regarding Conditions”);
(d)    Buyer shall have received all documents required to be made available by Seller hereunder;
(e)    No suit, action, proceeding, or investigation shall have been instituted or threatened by any Governmental Authority against Seller or the Property, and no injunction shall have been issued and then outstanding, to restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated by this Agreement;
(f)    On the Closing Date, the Title Insurer shall be unconditionally and irrevocably committed to deliver to Buyer (or its permitted assignee) an ALTA 2006 form of Owner’s Policy in the amount of not less than the amount of the Purchase Price covering the Property, insuring Buyer (or its permitted assignee) as the owner of the Property, and removing all exceptions other than the Permitted Encumbrances in accordance with Section 7.2;
(g)    Buyer shall have received an affidavit in the form attached hereto as Exhibit D (the “FIRPTA Affidavit”), executed by Seller, and such other evidence as Buyer may require that the Property is being acquired in a manner consistent with the Foreign Investment in Real Property Tax Act of 1980, as amended;
(h)    Buyer shall not have terminated this Agreement prior to the expiration of the Study Period;
(i)    With respect to all Licensure Approvals, either (i) such approvals shall be effective on the Closing Date in the form and substance reasonably satisfactory to the Buyer, or (ii) if such approvals are of a nature that they cannot be obtained prior to Closing (such as a level 3 adult residential care license, commonly called an assisted living facility license), Buyer shall have received evidence satisfactory to Buyer that all conditions to be satisfied prior to issuance of the Licensure Approvals (other than evidence of Closing) have been satisfied in all material respects (collectively, the “Licensure Approval Condition”);

(j)    Following the execution of this Agreement, Buyer shall apply for and thereafter shall use commercially reasonable efforts to obtain for the Property, at Buyer’s sole cost and expense, a commitment (a “Financing Commitment”) reasonably acceptable to Buyer for a loan from an institutional lender for new mortgage financing for the Property on current, commercially customary terms (the “Financing”). If Buyer is unable to obtain a Financing Commitment as of the expiration of the Study Period, Buyer shall have the right to terminate this Agreement, in its sole discretion, by giving written notice of such election on or prior to the expiration of the Study Period, in which event the Deposit shall be returned forthwith to Buyer. If Buyer is unable to obtain Financing and does not give Seller written notice of its termination of this Agreement on or before the expiration of the Study Period, Buyer shall be deemed to have waived the Financing Commitment requirement and shall proceed to closing pursuant to the terms of this Agreement.
(k)    There shall be no change in the matters reflected in the Exception Documents, and there shall not exist any encumbrance or Title Defect affecting the Property not described in the Exception Documents except for the Permitted Encumbrances or matters to be satisfied as of the Closing Date.
(l)    All leasing agreements affecting the Facility and all Terminated Contracts shall be terminated by Seller and any and all termination fees incurred as a result thereof shall be the sole obligation of Seller. Seller shall have terminated all Hired Employees as of the Closing Date. As of the Closing Date, there will be no filed complaint or lawsuit filed by or with respect to any Facility Employee pending against Seller affecting the Property with respect to violation of any federal, state or local Law relating to employment matters that, either individually or in the aggregate, would reasonably be expected to materially and adversely affect the ability of Seller (or, following the Closing, Buyer) to own or operate the Facility or to continue to conduct the business currently conducted at the Facility, or the ability of Seller to consummate the transactions contemplated hereby.
(m)    There shall be no change in the zoning classification or the zoning ordinances or regulations affecting the Property from that existing as of the conclusion of the Study Period that would, in Buyer’s reasonable discretion, adversely affect Buyer’s ability to use and enjoy the Property.
(n)    Except as disclosed in the Property Information, on the Closing Date, no action or proceeding shall have been instituted or be threatened before any court or governmental authority (a) that relates to the Property and affects the Property after the Closing Date, or (b) that seeks to restrain or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of, this Agreement or the consummation of the transactions contemplated herein, unless Seller has demonstrated, to Buyer’s reasonable satisfaction, that any costs and liabilities to be incurred in connection with such matters are fully covered by Seller’s insurance (subject to commercially reasonable deductibles paid Seller) and Seller provides a written commitment to assign all proceeds therefrom to Buyer and add Buyer as an additional insured party under such insurance policy.
(o)    As of the Closing Date, Seller shall not have commenced (within the meaning of any Bankruptcy Law) a voluntary case, nor shall there have been commenced against

Seller an involuntary case, nor shall Seller have consented to the appointment of a Custodian of it or for all or any substantial part of its property, nor shall a court of competent jurisdiction have entered an order or decree under any Bankruptcy Law that is for relief against Seller in an involuntary case or appoints a Custodian of Seller for all or any substantial part of its property. The term “Bankruptcy Law” means Title 11, U.S. Code, or any similar state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.
(p)    To the extent necessary, Seller shall have caused all Warranties from manufacturers, contractors, subcontractors, suppliers and installers to be assigned to Buyer effective as of the Closing Date.
(q)    Buyer shall be satisfied that its acquisition of the Property will not cause any violation by Buyer or its members of the requirements of ERISA.
(r)    Buyer and/or its affiliates and Cedar shall concurrently close on the purchase and sale of the Cedar Assets pursuant to the terms and conditions of the Cedar Agreement.
13.2    Conditions Precedent to Seller’s Obligations. The obligation of Seller to proceed with Closing under this Agreement is subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent (any of which may be waived in writing in whole or in part by Seller):
(a)    The representations and warranties of Buyer contained in this Agreement and in any list, certificate, document or written statement furnished by it to Seller in connection with the negotiation, execution or performance of this Agreement shall be true as of the date of execution of this Agreement and shall be true in all material respects at and as of the Closing Date with the same effect as though such representations and warranties were made on and as of the Closing Date (other than those representations and warranties made as of a specific date, which representations and warranties shall be true and correct in all respects as of such date);
(b)    Buyer shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by it prior to or at the Closing;
(c)    Provided that the conditions precedent in Section 13.1 are satisfied, Seller shall have received all of Buyer’s deliveries described in Section 14.2;
(d)    Provided that the conditions precedent in Section 13.1 are satisfied, Seller shall have received the Cash Balance required under Section 6.1, and a certificate dated the Closing Date and signed by Buyer certifying that the conditions specified in Section 13.2 have been fulfilled (the “Buyer’s Certificate Regarding Conditions”); and
(e)    No suit, action, proceeding or investigation shall have been instituted or threatened by any Governmental Authority against Buyer, and no injunction shall have been issued and then be outstanding by a party other than Seller or Buyer to restrain, prohibit or otherwise challenge the legality or validity of any of the transactions contemplated by this Agreement.
(f)    Buyer and/or its affiliates and Cedar shall concurrently close on the purchase and sale of the Cedar Assets pursuant to the terms and conditions of the Cedar Agreement.
13.3    Waiver of Conditions Precedent. Except as otherwise provided herein, if any condition to that Party’s obligations to proceed with the Closing has not been satisfied as of the Closing Date, the Party having the benefit of such condition may, in its sole discretion, terminate this Agreement by delivering written notice to the other Party on or before the Closing Date, or elect to close, notwithstanding the non-satisfaction of such condition. If the Party having the benefit of such condition elects to proceed with the Closing after being advised by the other Party that such condition has not been satisfied, notwithstanding the non-satisfaction of such condition, then, except as provided in Section 13.1(h) or Section 16.3, the non-satisfied condition shall be deemed to have been waived by the Party having the benefit of said condition.
14. DELIVERIES AT CLOSING
14.1    Seller’s Deliveries. Prior to the Closing, Seller shall deliver the following to the Escrow Agent for delivery to Buyer pursuant to Section 14.3 or make available to Buyer at the Property (other than the deliverable described in Section 14.1(g) which is to be delivered to the Title Insurer), in each case executed by Seller, as applicable:
(a)    the Affidavit of True Consideration with respect to the Property;
(b)    the Act of Sale referenced in Section 7.1 with respect to the Property;
(c)    the Bill of Sale referenced in Section 7.2(c);
(d)    the Assignment of Contracts and Leases referenced in Section 7.2(e);
(e)    a closing statement setting forth the prorations and adjustments to be made pursuant to the provisions of this Agreement;
(f)    the FIRPTA Affidavit referenced in Section 13.1(g);
(g)    Seller’s Certificate Regarding Conditions referenced in Section 13.1(c);
(h)    One (1) original letter, in a form approved by Buyer, duly executed by Seller (and, to the extent requested by Buyer, either counter-signed by Buyer or attaching an additional letter from Buyer), advising the counterparty to each Assumed Contract of the change in ownership of the Property and an address to send future correspondence and invoices;
(i)    At least three (3) business days prior to Closing, one (1) original updated Rent Roll and updated delinquency report certified by Seller as being true and accurate as of the Closing Date;

(j)    the Non-Compete Agreement, executed by each Seller Party (as defined therein);
(k)    evidence of the termination of any Terminated Contracts and payment of any related cancellation fees or penalties;
(l)    evidence that all occupational, income, sales and use taxes have been paid in full;
(m)    the owner’s affidavit (with a gap indemnity) required by the Title Insurer in duplicate in order to permit the Title Insurer to omit from Buyer’s policy the exceptions for (i) parties in possession, (ii) mechanic’s liens, (iii) survey matters, and (iv) any other standard exceptions, and any documents reasonably required by the Title Company to enable the Title Company to issue the Title Policy;
(n)    to the extent Seller can provide the same, an affidavit of no change required by the Title Insurer and Seller pursuant to which Seller represents that there have been no changes in the survey from that which is set forth on the survey provided under Section 7.2(a) above;
(o)    all Records and Cedar Assets Information, if any; provided, that if any Records have been removed from the Facility, such Records shall be returned to the Facility prior to the Closing;
(p)    copies of any and all keys, locks and safe combinations in Seller’s possession, custody or control;
(q)    letters addressed to the Residents advising them of the transfer of the Business and Assets to Buyer which shall be in form that meets the reasonable satisfaction of Seller and Buyer provided that the parties agree that this notice shall be sent out at such earlier date as is required by applicable law or an applicable residency agreement, to the extent required);
(r)    the Family Photo Copies;
(s)    to the extent required by the Title Company, evidence of the authority of the incumbency of any individuals to execute any instruments executed and delivered by Seller at the Closing including certified copies of Seller’s formation documents, evidence of good standing and authority to transact business in Louisiana, and operating agreements, partnership agreements or corporate authority documents for Seller and its shareholder(s) and or member(s), as applicable, together with all required consents and resolutions;
(t)    any and all other materials and documents anticipated to be signed and delivered by Seller at the Closing or which are reasonably requested by Buyer or Escrow Agent consistent with this Agreement, including the Schedules.

14.2    Buyer’s Deliveries. Prior to the Closing, Buyer shall deliver the following to the Escrow Agent for delivery to Seller pursuant to Section 14.3, in each case executed by Buyer, as applicable:
(a)    The Affidavit of True Consideration with respect to the Property;
(b)    The Act of Sale referenced in Section 7.1 with respect to the Property;
(c)    The Bill of Sale referenced in Section 7.2(c);
(d)    The Assignment of Contracts and Leases referenced in Section 7.2(e);
(e)    Buyer’s Certificate Regarding Conditions referenced in Section 13.2(d);
(f)    the Cash Balance and the Holdback Amount;
(g)    evidence of authority of the incumbency of any individuals to execute any instruments executed and delivered by Buyer at the Closing including certified copies of Buyer’s formation documents, evidence of good standing and authority to transact business in Delaware and Louisiana, and operating agreements, partnership agreements or corporate authority documents for Buyer and its manager(s) or general partner(s) together with all required consents and resolutions; and
(h)    any and all other materials and documents anticipated to be signed and delivered by Buyer at the Closing or which are reasonably requested by Seller or Escrow Agent consistent with this Agreement.
14.3    Close of Escrow. Provided that all conditions to the Closing set forth in this Agreement have been satisfied or, as to any condition not satisfied, waived by the Party or Parties intended to be benefited thereby, on the Closing Date, the Escrow Agent shall conduct the Closing by recording or distributing the following documents and funds in the following order and manner:
(a)    Submit the Act of Sale to the Lafayette Parish Clerk of Court’s office to be recorded in the Official Records;
(b)    Deliver the Cash Balance to Seller (subject to appropriate prorations as set forth in this Agreement and other items chargeable to Seller) pursuant to written wire transfer instructions delivered by Seller to the Escrow Agent;
(c)    After retaining the Holdback Amount pursuant to the Escrow Agreement, deliver the remaining funds, if any, to Buyer (after taking into account all pro-rations as set forth in this Agreement and other items chargeable to the Buyer) pursuant to written wire transfer instructions delivered by Buyer to the Escrow Agent; and
(d)    Deliver one complete set of signed counterparts of the Closing documents to Buyer and one complete set of signed counterparts of the Closing documents to Seller, and deliver to Buyer and Seller, respectively, such other documents that have been deposited in Escrow for delivery to the applicable Parties at the Closing pursuant to this Agreement.
14.4    Duties of Escrow Holder. At or promptly after Closing, Escrow Agent shall proceed in accordance with the provisions set forth in Schedule 6.1(a).
15. CASUALTY AND CONDEMNATION
15.1    Casualty. In the event that the Property is damaged or destroyed by any fire, flood or other casualty after the date of this Agreement and prior to the Closing, Seller shall give Buyer prompt written notice of the damage. If the damage is not material, then at Closing (i) Seller shall cause all collected insurance proceeds, plus the cash amount of all associated deductibles, to be paid over to Buyer (or credited against the Purchase Price) at Closing, (ii) Seller shall assign to Buyer all right, title and interest in and to all claims and proceeds Seller may have with respect to all policies of insurance relating to the Property at Closing, and (iii) Seller shall pay over to Buyer all insurance proceeds collected after the Closing by Seller promptly upon receipt thereof. If the casualty causes material damage, then Buyer may elect by notice to Seller within thirty (30) days after Buyer is notified of such damage to either (i) elect to terminate this Agreement, in which case the Deposit shall be returned to Buyer without any further action required from either Party, Buyer and Seller shall each be liable for one half of any escrow fees or charges and neither Party shall have any further obligation to the other, or (ii) proceed as scheduled and (a) Seller shall cause all collected insurance proceeds, plus the cash amount of all associated deductibles, to be paid over to Buyer (or credited against the Purchase Price) at Closing, (b) Seller shall assign to Buyer all right, title and interest in and to all claims and proceeds Seller may have with respect to all policies of insurance relating to the Property at Closing, and (c) Seller shall pay over to Buyer all insurance proceeds collected after the Closing by Seller promptly upon receipt thereof. In the event that the casualty is uninsured, Buyer may terminate this Agreement unless Buyer receives a credit against the Purchase Price equal to the cost of repairs. Damage as to any one or more occurrences is “material” if the cost to repair the damage, as reasonably estimated by Seller’s engineer or expert, exceeds Fifty Thousand Dollars ($50,000.00). Buyer shall have the right to participate in the negotiations and settlement of any casualty-related claim in the event Buyer elects or is otherwise obligated to proceed with the Closing. The provisions of this Section 15.1 shall survive the Closing.
15.2    Condemnation. If before the Closing any of the Property is taken by condemnation or if any formal notice of a condemnation is issued to Seller, Seller shall promptly notify Buyer. If the condemnation is of a significant portion of the Property, affects the amount of parking, affects the Facility, or would, in Buyer’s reasonable discretion, adversely affect Buyer’s ability to use and enjoy the Property, Buyer may, within thirty (30) days after Seller notifies Buyer of any condemnation, terminate this Agreement by giving Seller written notice thereof, in which event this Agreement shall automatically terminate, the Deposit shall be returned to Buyer without any further action required from either Party, Buyer and Seller shall each be liable for one half of any escrow fees or charges and the parties shall have no further liability to each other hereunder, except for Buyer’s obligations under Section 12.1(c) (relating to damages to property) and Section 19.1 (relating to broker’s commissions) which shall survive such termination. If Seller gives notice to Buyer and Buyer does not terminate this Agreement, the Purchase Price shall not be reduced, but at the Closing Seller shall pay to Buyer any award made for such condemnation which is received by Seller before the Closing, and assign to Buyer all of Seller’s interest in any award made for condemnation after the Closing. Buyer shall have the right to control the negotiations and settlement of any condemnation claims in the event Buyer elects or is otherwise obligated to proceed with the Closing. Seller shall give written notice to Buyer within three (3) business days after Seller’s receiving notice of the commencement of any proceedings for the taking by exercise of the power of eminent domain of all or any part of the Property. The provisions of this Section 15.2 shall survive the Closing.
16. DEFAULT
16.1    Rights. On any default by a Party prior to the Closing, the non-defaulting Party may, by notifying the defaulting Party, declare such default and exercise its rights under this Section 16 if the default is not cured within five (5) business days after notice except for failure to close on the Closing Date. The remedies set forth in this Section are the exclusive remedies of the parties prior to the Closing related to a default of a Party. After the Closing, the Parties’ sole and exclusive remedies are set forth in Section 18 below.
16.2    Buyer Default. If Buyer makes the Deposit and fails to close on the Closing Date under this Agreement or the Cedar Agreement, as such Closing Date may have been extended, Seller may terminate this Agreement and the Cedar Agreement by written notice to Buyer and thereupon shall be entitled to the Deposit as liquidated (stipulated) damages (and not as a penalty) and as Seller’s sole remedy and relief hereunder (except for any surviving obligations). Seller and Buyer have made this provision for liquidated damages because it would be difficult to calculate, as of the Effective Date, the amount of actual damages for such breach, and Seller and Buyer agree that the Deposit, if any, represents reasonable compensation to Seller for such breach. IF (A) BUYER HAS PAID THE DEPOSIT, FAILS TO CLOSE AND SAID DEPOSIT IS PAID TO SELLER, OR (B) THIS AGREEMENT IS TERMINATED BY BUYER FOR ANY OTHER REASON PERMITTED IN THIS AGREEMENT, BUYER SHALL BE RELIEVED OF ANY OBLIGATION TO PURCHASE THE PROPERTY AND FROM ALL OTHER OBLIGATIONS UNDER THIS AGREEMENT EXCEPT FOR THOSE OBLIGATIONS THAT EXPRESSLY SURVIVE TERMINATION OF THIS AGREEMENT.
16.3    Seller’s Default. If Seller is the defaulting Party (or Cedar is the defaulting Party under the Cedar Agreement) prior to the Closing, Buyer shall be entitled, after such declaration of default to (a) seek specific performance and compel Seller to convey the Assets as required hereunder or (b) terminate this Agreement and the Cedar Agreement and receive a return of the Deposit, and Seller shall reimburse Buyer for all of Buyer’s due diligence costs and legal fees incurred in connection with this transaction within ten (10) days of written demand and delivery of reasonable supporting documentation up to a maximum of One Hundred Thousand Dollars ($100,000.00) (inclusive of expenses relating to both this Agreement (and the Property) and the Cedar Agreement (and the Cedar Assets). The provisions of this Section 16.3 to the contrary notwithstanding, if Buyer elects to pursue the equitable remedy of specific performance and in any such action for specific performance, the court rules that the remedy of specific performance is not available to Buyer, then Buyer may avail itself of the rights and remedies available under this Section 16.3 and the running of any and all prescriptive periods, statutes of limitation, statutes of repose, passage of time relating to laches and other statutes, rules, doctrines or principles which impose any time limits for commencing any suit, action, arbitration, mediation or other proceeding on account of such breach or default by Seller shall be suspended and tolled while Buyer is pursuing any such action for specific performance. The foregoing does not limit Seller’s liability under any indemnity or other provision of this Agreement that, by its terms, survives a termination of this Agreement or is to be performed after Closing.
16.4    Survival. The provisions of this Section 16 shall survive the Closing without limitation.
17. ASSURANCES
17.1    Further Assurances. From and after the Closing, Seller, on the one hand, and Buyer, on the other hand, agree to execute and deliver such further documents and instruments and to do such other acts and things (including the making of filings and re-prorating items covering pre-Closing periods in accordance with Section 6.3 but which become available after the Closing), as Buyer or Seller, as the case may be, may reasonably request in order to effectuate the transactions contemplated by this Agreement. In the event any Party shall be involved in litigation, threatened litigation or government inquires with respect to a matter involving Seller, the other parties shall also make available to such first Party, at reasonable times and subject to the reasonable requirements of their or its own business, such of their or its personnel as may have information relevant to the matters, except in the event such matter involves a dispute arising under this Agreement. Following the Closing, the parties will cooperate with each other in connection with Tax audits and in the defense of any legal proceedings, consistent with the other provisions for defense of claims provided in Sections 18.4 or 18.5 of this Agreement, and to facilitate the collection of any accounts receivable, to the extent such cooperation does not cause unreasonable expense, unless such expense is borne by the requesting Party.
17.2    Access to the Records. From and after the Closing Date and until the first anniversary of the Closing Date, subject to applicable privacy rights of the Residents, Buyer shall allow Seller and its agents and representatives to have reasonable access to (upon reasonable prior notice and during normal business hours), and to make copies of the Records, to the extent reasonably necessary to enable Seller to among other things investigate and defend malpractice, employee or other claims, to file or defend cost reports and Tax Returns, to complete/revise, as needed, any patient assessments which may be required for Seller to seek reimbursement for services rendered prior to the Closing Date, to verify accounts receivable collections due Seller and to enable Seller to complete, in accordance with Seller’s policies and procedures, any and all post-Closing Date accounting, reconciliation and closing procedures, including, but not limited to, a month end close out of all accounts. Seller agrees not to use or disclose any of the information obtained from Buyer except solely for the purposes described herein and further agrees to maintain this information confidential. Likewise, from and after the Closing Date and until the first anniversary of the Closing Date, Seller shall allow Buyer and its agents reasonable access to the Records, to the extent Buyer reasonably requires such access in connection with accounting, billing and Tax filings or securities filings. Buyer agrees not to use or disclose any of the information obtained from Seller except solely for the purposes described herein and further agrees to maintain this information as confidential.

17.3    Survival. The provisions of this Section 17 shall survive the Closing without limitation.
18. INDEMNIFICATION
18.1    Indemnification by Seller. Subject to the terms, conditions and limitations provided herein, Seller shall indemnify, defend and hold harmless Buyer, its successors and assigns, and each of the directors, officers, members, managers, agents, and employees of Buyer its successors and assigns, and all their Affiliates, from any and all Obligations, losses, liability, demands, judgments, actions, suits, causes of action, claims, proceedings, investigations, citations, matters, damages, penalties, sanctions, costs, expenses, and disbursements (including, without limitation, reasonable attorneys’ and consultants’ fees and expenses) (individually a “Loss” and collectively, “Losses”), whether or not subject to litigation (individually, a “Claim” and, collectively, the “Claims”), of any kind or character, whether direct, contingent or consequential, imposed upon, arising out of, incurred or relating to (a) the Assets, the operation of the Business or any act, conduct, omission, contract or commitment of Seller related to the Property on or prior to the Closing Date, (b) any Seller’s Obligations including any obligations to pay severance or any other liabilities to any other employees with respect to the Business, the Facility or the Property due to a transaction contemplated herein, (c) the breach, non-performance or default by Seller of any covenant, agreement or Obligation of Seller contained in this Agreement or contained in any other agreement, certificate or document entered into in connection with this Agreement, or (d) the breach of any representation or warranty made by the Seller in this Agreement, or in any other agreement, certificate or document entered into in connection with this Agreement.
18.2    Indemnification by Buyer. Subject to the terms, conditions and limitations provided herein, except for losses and liabilities arising directly or indirectly from or out of a circumstance resulting from a breach of any of Seller’s representations or warranties, or which shall have arisen out of any aspect of the Property or the Facility, its management or operations prior to Closing, Buyer shall indemnify, defend and hold harmless Seller and each of the directors, officers, members, agents, and employees of Seller and all their Affiliates, from any and all Claims of any kind or character, whether direct, contingent or consequential, imposed upon, arising out of, incurred or relating to (a) the Assumed Service Contracts for the period on or subsequent to the Closing Date or the operation of the Business or any act, conduct, omission, contract or commitment of Seller related to the Property on or subsequent to the Closing Date, (b) the breach, non-performance or the default by Buyer of any covenant, agreement or Obligation of Buyer contained in this Agreement or contained in any other agreement, certificate or document entered into in connection with this Agreement, or (c) the breach of any representation or warranty made by the Buyer in this Agreement, or in any other agreement, certificate or document entered into in connection with this Agreement.
18.3    Period of Indemnity. All representations and warranties made by each Party in this Agreement, in any Schedule attached hereto or in any list, certificate, document or written statement furnished or delivered by any such Party pursuant hereto shall survive the Closing, and shall remain in full force (notwithstanding any investigation conducted before or after the Closing, or the decision of any Party to complete the Closing) for a period of twelve (12) months following the Closing, except for Sections 10.1(a), (b), (c), (h) and (k) (the “Fundamental

Representations”), which shall survive the Closing for a period of ten (10) years; provided, however, that: (i) if at the expiration of the Applicable Survival Period (as defined below), any Claim or assessment for indemnification has been asserted (for which proper notice has been given in accordance with Section 18.4) but not fully determined, or any audit or other proceeding with respect to any Tax matter has been initiated, such period will be extended as to such Claim, assessment, audit or other proceeding until it is finally resolved, determined or concluded as applicable; (ii) if a particular provision is stated as surviving the Closing indefinitely, such provision shall survive the Closing for a period of ten (10) years; and (iii) with respect to any claims of breach of this Agreement by Seller resulting from Seller’s fraud, intentional misrepresentation or willful misconduct, such limitations period shall be the longest period permitted by applicable law. All covenants and agreements contained herein which by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Closing Date, shall survive the Closing in accordance with their terms; provided that any such covenant or agreement which expires on a date certain shall survive until such date certain. All other covenants and agreements contained herein shall not survive the Closing and shall thereupon terminate. The period for which a representation or warranty, covenant or agreement survives the Closing is referred to herein as the “Applicable Survival Period”. The provisions of this Section 18.3 shall supersede and render null and void any right of merger or similar rule of law which would or could otherwise take effect with respect to the representations and warranties covered by Section 10.
18.4    Notice to the Indemnifying Party. Promptly after the assertion of any Claim by a third-party against a Party hereto or of a Party learning of the occurrence of any event which may give rise to a Claim for indemnification from a Party (the “Indemnifying Party”) under this Section 18, and in no event more than thirty (30) days after receiving written notice of such a Claim, such Party (the “Indemnified Party”) shall notify the Indemnifying Party in writing of such Claim, describing the claim, the amount thereof (if known and quantifiable) and the basis thereof (the “Indemnity Notice”) and, with respect to Claims by third parties, advise the Indemnifying Party whether the Indemnified Party intends to contest same. The right to indemnification hereunder shall not be affected by any failure or delay of or by the Indemnified Party to give an Indemnity Notice (provided such written notice was delivered on or before the end of the Applicable Survival Period) unless, and then only to the extent that, the rights and remedies of the Indemnifying Party shall have been prejudiced (including the ability of the Indemnifying Party to obtain applicable insurance coverage) or the Losses for which the indemnification rights exist are materially greater than such Losses would have been had prompt notice been given, in each case, as a result of the failure of the Indemnified Party to give, or delay in giving, such Indemnity Notice.
18.5    Rights of Parties to Defend and Settle. The Indemnifying Party covenants and agrees to defend the Indemnified Party on account of any Claim which is subject to indemnification hereunder. If the right of indemnity hereunder shall arise from the Claim of a third party, the Indemnifying Party shall have the right to assume and control the defense (but not, except as otherwise provided herein, the settlement) of the Claim, including the employment of counsel of its choosing, which counsel shall be reasonably acceptable to the Indemnified Party. The Indemnifying Party shall pay all costs and expenses relative to the conduct of such defense, including attorneys’ fees and expenses, and the Indemnified Party shall cooperate fully with the Indemnifying Party in connection with the conduct of such defense. The Indemnified

Party shall, nevertheless, have the right, if it so elects, to participate (at its own expense and with counsel of its choosing and at its own cost and expense) in the defense of any such Claim without relieving the Indemnifying Party of its obligation to defend the same. If the Indemnifying Party fails to timely undertake the defense of such Claim, then the Indemnified Party may take any and all necessary action to dispose of such Claim, including, without limitation, the settlement or full payment thereof upon such terms as it shall deem appropriate, in its sole discretion. Notwithstanding anything to the contrary contained herein, in the event the Indemnifying Party undertakes the defense of such Claim, the Indemnifying Party (or its insurance carrier) may settle such Claim under this Section 18.5, without the Indemnified Party’s consent, so long as such settlement involves only the payment of money (for which the Indemnifying Party is entirely responsible), does not require the Indemnified Party to admit liability, responsibility or wrongdoing, and includes a full and complete release of the Indemnified Party.
18.6    Limitations.
(a)    No Indemnified Party shall make any Claim for indemnification against an Indemnifying Party unless and until the aggregate amount of such indemnifiable Losses of such Indemnified Party exceeds Twenty-five Thousand Dollars ($25,000.00) (the “Minimum Claim Amount”), whereupon the Indemnified Party shall be entitled to indemnification for the amount of such Claim, or portion thereof; provided, however, that such Minimum Claim Amount shall not apply in the case of any Claim for Losses attributable to a Fundamental Representation. Except as otherwise provided herein, no Indemnified Party may recover, in the aggregate, an amount greater than Five Million Five Hundred Thousand Dollars ($5,500,000.00) (the “Cap”) from the other pursuant to Section 18.1 or Section 18.2; provided, however, that such Cap shall not apply in the case of any claim for Losses attributable to breaches of any of the Fundamental Representations. The limitations set forth in this Section 18.6(a) shall not apply to any claims for indemnification (A) made pursuant to Sections 18.1(a), (b) or (c) or Section 18.2(a) or made (B) for Losses resulting from fraud (as ultimately determined by a court of competent jurisdiction), intentional misrepresentation or willful misconduct provided, further, that in no event shall any Party have any liability hereunder in excess of the Purchase Price.
(b)    No claim for indemnification may be made or pursued (and each party, as applicable, expressly waives any right to indemnification) for any indirect damage, consequential or special loss or damage, diminution in value, economic loss, loss of profits or punitive damages, except to the extent actually awarded to a third party or agreed to by the Parties.
(c)    The Indemnified Party shall take all reasonable steps to mitigate all indemnifiable Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses hereunder.
(d)    Notwithstanding anything herein to the contrary, the amount of any Loss for which indemnification is provided under this Section 18 shall be net of (i) any amounts actually recovered by the Indemnified Party pursuant to any indemnification by, or indemnification agreement with, any third party with respect to the matter to which the Loss relates, less any costs or expenses incurred in connection therewith, and (ii) any insurance proceeds or other cash receipts or sources of reimbursement actually recovered by the

Indemnified Party with respect to the matter to which the Loss relates, less any costs, expenses or premiums incurred in connection therewith (and no right of subrogation shall accrue to any insurer or third party indemnitor hereunder) (each such items identified in clauses (i) and (ii), a “Collateral Source”). If the amount to be netted hereunder from any payment required under this Section 18 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this Section 18, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Section 18.6(d) had such determination been made at the time of such payment. To the extent an Indemnified Party may have a right to receive proceeds from a Collateral Source and such Indemnified Party does not pursue such right, any Indemnifying Party may, in its sole discretion, require such Indemnified Party to grant an assignment of the right of such Indemnified Party to assert a claim against any such Collateral Source. In the event of such assignment, the Indemnifying Party may pursue such claim at its own expense subject to the Indemnified Party’s right to participate in such effort.
18.7    Reimbursement. Unless otherwise contested by the Indemnifying Party, at the time that the Indemnified Party shall suffer a Loss because of a breach of any warranty, representation or covenant by the Indemnifying Party or at the time the amount of any liability on the part of the Indemnifying Party under this Section 18 is finally determined (which in the case of payments to third persons shall be the earlier of: (a) the date of such payments; or (b) the date that a court of competent jurisdiction shall enter a final judgment, order or decree (after exhaustion of appeal rights establishing such liability)), the Indemnifying Party shall forthwith (unless such amount is being contested by the Indemnifying Party), upon notice from the Indemnified Party, pay to the Indemnified Party, the amount of the indemnity claim. If such amount is not paid forthwith (unless such amount is being contested by the Indemnifying Party), then the Indemnified Party may, at its option, take legal action against the Indemnifying Party for reimbursement in the amount of its indemnity claim and all legal fees and expenses incurred in seeking reimbursement of its indemnity, including all appeal(s).
18.8    Sole and Exclusive Remedy/Distribution of Holdback Amount.
(a)    After the Closing, this Section 18 shall constitute the sole and exclusive remedies (except with respect to Losses arising from fraud, bad faith or intentional misconduct on the part of any Party in connection with the transactions contemplated by this Agreement), for all matters relating to this Agreement, the transactions contemplated hereby and for the breach of any representation, warranty, covenant or agreement contained herein or in any certificate delivered pursuant to the terms of this Agreement.
(b)    With respect to Losses claimed by Buyer, Escrow Agent shall disburse to Buyer all or any portion of the Holdback Amount as is specified in a written request (the “Written Request”) from Buyer delivered to Escrow Agent with a copy to Seller, which disbursement shall be made by Escrow Agent on the fifteenth (15th) day after the delivery of the Buyer’s Written Request to Escrow Agent; provided, however, if Escrow Agent receives a written objection from Seller to any portion of the requested disbursement which is the subject of Buyer’s Written Request within ten (10) days following Buyer’s submission to Escrow Agent of Buyer’s Written Request, the Escrow Agent shall not disburse to Buyer the amount set forth in such Buyer’s Written Request and Escrow Agent’s obligations with respect to such Buyer’s Written Request shall be governed by Schedule 6.1(a).
(c)    Notwithstanding any provision to the contrary in this Agreement, upon expiration of twelve (12) months after the Closing Date, Seller shall be entitled to any and all the remaining Holdback Amount plus accrued interest held by Escrow Agent which are not subject to a valid Written Request of Buyer received by Escrow Agent and Seller, and Escrow Agent shall remit such remaining Holdback Amount to Seller without the necessity of any request or direction from Buyer; provided, however, Buyer shall promptly provide Escrow Agent and/or Seller, if requested, a letter to Escrow Agent affirming its approval of the remittance of the remaining Holdback Amount to Seller in accordance with this Section 18.8(c).
19. COMMISSIONS
19.1    Commissions. Each Party represents to the other that, in connection with such sale, the Party so representing has not dealt with any real estate broker, agent or finder with the exception of Cushman & Wakefield (“Seller’s Broker”), who represents Seller and whose commission or other compensation due on account thereof is under separate agreement with Seller and shall be paid by Seller. Each Party shall be responsible for the fees of their respective attorneys, advisors and consultants. Seller shall hold harmless and indemnify Buyer from any claim for commission or other compensation from a broker or agent represented or engaged by Seller. Buyer shall hold harmless and indemnify Seller from any claim for commission or other compensation from a broker or agent representing or engaged by Buyer other than Seller’s Broker.
20. MISCELLANEOUS
20.1    Effectiveness. This Agreement shall become effective on its execution and delivery by each Party.
20.2    Entire Agreement; Amendment. This Agreement constitutes the entire agreement among the Parties hereto pertaining to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions of the Parties, whether oral or written, and there are no warranties, representations or other agreements among the Parties in connection with the subject matter hereof except as specifically set forth herein. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. No Party shall be deemed to have waived the exercise of any right which it holds under this Agreement unless such waiver is made expressly and in writing. No delay or omission by any Party in exercising any right shall be deemed a waiver of its future exercise. No waiver made as to any instance involving the exercise of any right shall be deemed a waiver as to any other instance, or any other right.
20.3    Applicable Law. This Agreement shall be given effect and construed by application of the laws of the State of Louisiana without regard to conflicts of laws. Any action arising out of, in connection with, or relating to, this Agreement shall be brought only in the courts (state or federal) located in the Parish of Lafayette in the State of Louisiana.
20.4    Notices. Any notice to be provided hereunder to a Party or the Title Insurer, as Escrow Agent, shall be in writing, and shall be deemed to have been provided three (3) Business Days after being sent as certified or registered mail in the United States mails, postage prepaid, return receipt requested, or the next Business Day after having been deposited with a national courier service, or at the time of transmission if having been sent by email, provided that a copy shall also be sent by certified mail or delivery courier service, to the Persons and addresses set forth below, as such address may be changed from time to time by notice to the other Party. Counsel shall be permitted to send notice on behalf of their respective clients.

To Seller:	Hannie Development, Inc. 2851 Johnston Street, PMB #554 Lafayette, Louisiana 70503 Attention: Maurice Hannie Telephone: (337) 298-4808 E-mail: mo@mohannie.com
With a Copy to:	Oats & Marino 100 E. Vermilion St., Suite 400 Lafayette, Louisiana 70501 Attn: Robin J. Magee Tel: 337.233.1100 Email: rmagee@oatsmarino.com
To Buyer:	Seniors Investments II, LLC Attention: Carl Mittendorff 930 Tahoe Boulevard, #802-612 Incline Village, Nevada 89451 Telephone: (520) 878-3993 E-mail: cmittendorff@gmail.com
With a Copy to:	Cox, Castle & Nicholson LLP Attention: Kevin Kinigstein, Esq. 2029 Century Park East, Suite 2100 Los Angeles, California 90067 Telephone: (310) 284-2200 E-mail: kkinigstein@coxcastle.com
To Escrow Agent:	First American Title Insurance Company 777 S. Figueroa Street, Suite 400 Los Angeles, California 90017 Attention: Mr. Maurice Neri Phone: (213) 271-1737 Fax: (714) 361-3603

E-mail: mneri@firstam.com.
20.5    Waiver of Jury Trial. THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
20.6    Construction. All references made in the neuter, masculine or feminine gender shall be deemed to have been made in all such genders; and in the singular or plural number shall be deemed to have been made, respectively, in the plural or singular number as well. The word “including” shall mean and be deemed to include the phrase “without limitation” in each instance it appears. The words “herein”, “hereunder,” and similar terms refer to this Agreement as a whole.
20.7    Schedules and Exhibits. Each schedule, writing or document referred to as being attached as a Schedule and any Exhibit attached hereto is hereby made a part of this Agreement. Matters reflected on the Schedules are not necessarily limited to matters required by this Agreement to be reflected therein and the inclusion of such matters shall not be deemed an admission that such matters were required to be reflected on the Schedule. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Any matter reflected on one Schedule shall be deemed to qualify the representations and warranties of either Party, as applicable, if the application to such other representation and warranty is reasonably apparent.
20.8    Severability. If any provision, clause or part of this Agreement, or the application thereof under certain circumstances, is held invalid or unenforceable by a final order of a court of competent jurisdiction, then the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby and the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term
20.9    Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed original, but such counterparts shall together constitute but one and the same agreement. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof or be used as interpreting the meaning of this Agreement.
20.10    Facsimile or Electronic Signatures. The exchange of copies of this Agreement (and any amendments thereto) and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or e-mail shall be deemed to be their original signatures for all purposes.
20.11    Equal Participation. Each Party hereto hereby acknowledges that all Parties hereto participated equally in the negotiation and drafting of this Agreement and that,

accordingly, no court construing this Agreement shall construe it more stringently against one Party than against the other.
20.12    Exclusivity. Until and unless this Agreement is terminated or until the Closing, whichever occurs first, Seller will not solicit any offers or proposals, or enter into any new letters of intent (or modify or extend any existing letters of intent) or contracts or enter into or pursue negotiations with any third-party with respect to a transaction relating to the sale, transfer, conveyance, merger or any other transaction of similar import with respect to Seller or any of the Assets.
20.13    Assignment. Neither Party may assign any rights or obligations arising out of this Agreement without the consent of the other Party, which is not to be unreasonably withheld. Notwithstanding the foregoing, Buyer may assign its interests herein to (a) an Affiliate of Buyer on or before Closing or (b) any entity (or directly deed the Land and assign all of the Assets) so long as Buyer or an Affiliate enters into a lease for all of the Land and Improvements and Buyer or an Affiliate operates the Business; however, no such assignment shall relieve the Buyer of its obligations hereunder until Closing; provided, however, with respect to any assignment, if Closing occurs the assigning party (but not the assignee) shall be relieved of all its obligations arising under this Agreement before, on and after Closing. Documents evidencing assignment shall be provided to either Party, as applicable, on or before the earlier of (i) ten (10) days after the effective date of such assignment or (ii) five (5) days before the Closing. For the avoidance of doubt, any provisions herein which state that all or any portion of the Property shall be assigned or transferred “to Buyer” shall be deemed to mean “to Buyer or its assignee”.
20.14    No Reliance. No third party, other than a successor by operation of Law or an assignee permitted by this Agreement, is entitled to rely on any of the representations, warranties and agreements contained in this Agreement and no Party to this Agreement assumes any liability to any third party, other than an assignee permitted by this Agreement, because of any reliance on the representations, warranties and agreements contained in this Agreement.
20.15    Expenses. Except to the extent otherwise provided herein, each of the Parties hereto shall pay the fees and expenses of their respective counsel, consultants and other expenses incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated by this Agreement.
20.16    Publicity. Each of Seller and Buyer agrees that prior to the Closing it shall not issue any written press release concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of either Buyer or Seller, as applicable, which approval will not be unreasonably withheld, delayed or conditioned, unless, in the judgment of such issuing party upon advice of counsel, disclosure is otherwise required by applicable Law, provided that such Party that intends to make such release shall use its commercially reasonable efforts consistent with such applicable Law requirement to consult with the other parties with respect to the text thereof.
20.17    Confidentiality. Seller and Buyer acknowledge and agree that the information disclosed by each Party to the other regarding such Party or the Business (the “Confidential Information”) is confidential in nature and agree that, such Confidential Information shall be kept confidential by the receiving Party, shall not be used for any reason or purpose other than for the reasonable use in connection with the evaluation and consummation of the transaction contemplated under this Agreement, and without limiting the foregoing shall not be disclosed by the receiving Party to any Person except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of the disclosing Party or as required by law. Seller shall have the right to disclose the Confidential Information of the Buyer only to Seller’s representatives who reasonably require such matter for purposes of evaluating the transactions contemplated under this Agreement; provided that Seller agrees to be responsible for any breach of this Section 20.17 by any representative to whom it discloses Confidential Information. Buyer shall have the right to disclose the Confidential Information of the Seller only to Buyer’s representatives and consultants who reasonably require such matter for purposes of evaluating and performing due diligence on the Assets, and all other aspects of the transactions contemplated under this Agreement; such permitted representatives shall include, as an illustration but without limitation, Buyer’s affiliated companies, their employees and partners, and their legal, accounting, environmental, title, survey, governmental, healthcare, insurance and other third party consultants; provided that Buyer agrees to be responsible for any breach of this Section 20.17 by any representative to whom it discloses Confidential Information. Also, Buyer or any Prospective Licensee may disclose Confidential Information of the Seller to Governmental Authorities in connection with seeking any Consents, Approvals or Licenses. Furthermore, each of Buyer and Seller shall have the right to share the Confidential Information to Escrow Agent consistent with this Agreement and to make any disclosure required by law. If this Agreement is terminated, each receiving Party shall immediately return or destroy all Confidential Information of the disclosing Party in the receiving Party’s possession, provided, however, that the receiving Party may retain a list that contains general descriptions of the information that is returned. Neither Seller nor Buyer is waiving and, will not be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing its Confidential Information to the receiving Party, regardless of whether the disclosing Party has asserted or is, or may be, entitled to such privileges and protections. In no event shall Confidential Information include any information that prior to disclosure by the disclosing Party to the receiving Party was available or known to the public.
20.18    Limitation on Liability. All claims, demands, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute, but excluding fraud, intentional misrepresentation and willful misconduct) that may be asserted by Buyer or any of its members, directors, officers, shareholders, employees, advisors, affiliates, agents, attorneys, or their respective successors and assigns (each, a “Buyer Party” and collectively, the “Buyer Parties”) arising from, related to or in connection with this Agreement, or the negotiation, execution, or performance of this Agreement, may be made only against Seller. No present or future partner, member, director, officer, shareholder, employee, advisor, affiliate, agent, attorney, property manager, or asset manager of or in Seller or any person or entity holding a direct or indirect interest in any of the foregoing (each, a “Seller Party” and collectively, the “Seller Parties”) shall have any direct or indirect personal liability arising from, related to or in connection with this Agreement or the negotiation, execution, or performance thereof, and to the maximum extent permitted by Law, Buyer hereby waives any and all such personal liability against any and all Seller Parties. The limitations on liability contained in this Section 20.12 are in addition to, and not in limitation of, any limitation on liability applicable to Seller and the

Seller Parties provided in any other provision of this Agreement or by Law or by any other contract, agreement or instrument. Without limiting the foregoing, to the maximum extent permitted by Law, Buyer, on behalf of itself and the other Buyer Parties, (a) hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at Law or in equity, or granted by statute, to avoid or disregard the entity form of Seller or otherwise impose liability of Seller on any Seller Party, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) disclaims any reliance upon any Seller Party with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.
20.19    Attorneys’ Fees and Legal Expenses. Should either Party hereto institute any action or proceeding in court to enforce any provision hereof or for damages by reason of any alleged breach of any provision of this Agreement or for any other judicial remedy, the prevailing Party shall be entitled to receive from the losing Party all reasonable attorneys’ fees actually incurred and all court costs in connection with said proceedings and any appeal(s).
20.20    OFAC Policy. Seller and Buyer represent and warrant to each other that neither Seller nor Buyer nor any of their respective constituents or affiliates have engaged in any dealings or transactions, directly or indirectly: (a) in contravention of any U.S., international or other money laundering regulations or conventions, including, without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, The United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Trading with the Enemy Act (50 U.S.C. § 1 et seq., as amended), or any foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto; or (b) in contravention of Executive Order No. 13224 dated September 24, 2001 issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), as may be amended or supplemented from time to time (“Anti-Terrorism Order”) or on behalf of terrorist or terrorist organizations, including those persons or entities that are included on any relevant lists maintained by the United Nations, North Atlantic Treaty Organization, Organization of Economic Cooperation and Development, Financial Action Task Force, U.S. Office of Foreign Assets Control, U.S. Securities & Exchange Commission, U.S. Federal Bureau of Investigation, U.S. Central Intelligence Agency, U.S. Internal Revenue Service, or any country or organization, all as may be amended from time to time. Seller and Buyer represent and warrant to each other that neither Seller nor Buyer nor any of their respective Affiliates (i) are or will be conducting any business or engaging in any transaction with any person appearing on the U.S. Treasury Department’s Office of Foreign Assets Control list of restrictions and prohibited persons, or (ii) are a person described in Section 1 of the Anti-Terrorism Order, and, to the best of Buyer’s and Seller’s knowledge, neither Seller nor Buyer nor any of their respective Affiliates have engaged in any dealings or transactions, or otherwise been associated with any such person. If at any time this representation becomes false, it shall be considered a default under this Agreement and Seller and Buyer shall have the right to exercise all of the remedies set forth in this Agreement and/or to terminate this Agreement immediately.

20.21    Existing Residents. Buyer agrees at Closing to enter into a resident agreement for Suite 108 of the Facility with Ella Hannie for a period of twelve (12) months at a total occupancy rate of no more than Five Thousand Dollars ($5,000.00) per month. Occupancy shall remain uninterrupted for said twelve (12) month period unless said resident’s health needs exceed the scope of services which can be legally provided by Buyer.
20.22    Simultaneous Closing. It is understood between the Parties that Buyer is also a buyer of certain assets (the “Cedar Assets”) from Cedar Crest, L.L.C. (“Cedar”), a Louisiana limited liability company, operating an assisted living facility tailored to Alzheimer’s patients in Lafayette, Louisiana pursuant to that certain Asset Purchase Agreement dated of even date herewith between Buyer and Cedar (the “Cedar Agreement”), and that the Closing contemplated herein shall be contingent upon the simultaneous closing by Buyer and purchase of the Cedar Assets under the Cedar Agreement. Buyer and Seller acknowledge and agree that the failure of any condition to Buyer’s or Seller’s obligation to close under the Cedar Agreement shall be deemed a failure of a Buyer’s or Seller’s, as applicable, condition to Closing hereunder (and, in the case of Buyer, such condition shall constitute a “Buyer’s Closing Condition” as defined herein. If Buyer fails to close under the Cedar Agreement for any reason other than Buyer’s default under the Cedar Agreement, Buyer shall have the option to terminate this Agreement by written notice to Seller and Escrow Agent. Upon any such termination, Escrow Agent shall pay the Deposit to Buyer and neither Party shall have any further obligation to the other hereunder except for Buyer’s and Seller’s obligations under this Agreement which expressly survive termination. Buyer and Seller acknowledge and agree that an extension of any date or time period under the Cedar Agreement (including without limitation, the expiration of the applicable study period or the applicable closing date), shall automatically constitute an extension of the corollary date or time period hereunder.
[Signature page to follow]

IN WITNESS WHEREOF, each Party has executed this Asset Purchase Agreement by its duly authorized representatives, the day and year first above written.
BUYER:

Seniors Investments II, LLC
a Delaware limited liability company

By:	/s/ Carl Mittendorff
Name:	Carl Mittendorff
Title:	Sole Member
SELLER:

Hannie Development, Inc.
a Louisiana business corporation

By:	/s/ Maurice Hannie
Name:	Maurice Hannie
Title:	President

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ACCEPTANCE BY ESCROW AGENT
The Undersigned Escrow Agent (a) acknowledges its receipt of the escrow instructions contained in this Agreement executed by Buyer and Seller; and (b) accepts the foregoing escrow instructions and agrees to act in accordance with the terms contained therein and in this Agreement insofar as such terms affect Escrow Agent.
ESCROW AGENT

By:	/s/ Brian M. Serikaku
	Name:	Brian M. Serikaku
	Title:	Escrow Officer

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